Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

and

INLAND DIVERSIFIED CUMMING MARKET PLACE, L.L.C.

as Seller Parties

and

REALTY INCOME CORPORATION

as Purchaser

Dated December 16, 2013

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TABLE OF CONTENTS

		Page

9.02	Extension; Waiver	41
9.03	Seller Representative	41
9.04	Notices	42
9.05	Interpretation	42
9.06	Counterparts	43
9.07	Entire Agreement; No Third-Party Beneficiaries	43
9.08	Governing Law	43
9.09	Assignment; Binding Agreement	43
9.10	Enforcement	44
9.11	Severability	44
9.12	Expenses	45
9.13	Further Assurances	45
9.14	Limitation on Representations and Warranties; Survival of Representations and Warranties; Release	45

EXHIBIT A:	Defined Terms
EXHIBIT B:	Purchased Entities and Properties
EXHIBIT C:	Intentionally Omitted
EXHIBIT D:	Form of As-Is Certificate
EXHIBIT E:	Form of Purchased Interest Assignment and Assumption Agreement
EXHIBIT F:	Form of Lease Assignment and Assumption Agreement
EXHIBIT G:	Mutual Release
EXHIBIT H:	Form of Deed
EXHIBIT I:	Form of Bill of Sale
EXHIBIT J:	Form of Owner’s Affidavit

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 16, 2013, is made and entered into by and among Inland Diversified Real Estate Trust, Inc., a Maryland corporation (the “Company”), and Inland Diversified Cumming Market Place, L.L.C., a Delaware limited liability company (the “Market Place Seller,” and together with the Company, the “Seller Parties”), on the one hand, and Realty Income Corporation, a Maryland corporation (“Purchaser”), on the other hand. Each of the Seller Parties and Purchaser shall be referred to in this Agreement as a “Party”, and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings specified in Exhibit A or elsewhere in this Agreement.

RECITALS

WHEREAS, the Market Place Seller owns and desires to sell to Purchaser (or Purchaser’s designees permitted by this Agreement), and Purchaser desires to purchase and acquire from the Market Place Seller, the Market Place Property at the Tranche II Closing (defined below);

WHEREAS, the Company desires to sell to Purchaser (or Purchaser’s designees permitted by this Agreement), and Purchaser desires to purchase and acquire from the Company, (i) 100% of the issued and outstanding limited liability company membership interests (collectively, the “Tranche I Purchased Interests”) in each of the entities owned by the Company and set forth on Exhibit B – Part I (collectively, the “Tranche I Purchased Entities”), and (ii) the issued and outstanding limited liability company membership interests (collectively, the “Tranche II Purchased Interests” and, together with the Tranche I Purchased Interests, each individually and collectively, as applicable, the “Purchased Interests”) in each of the entities owned by the Company and set forth on Exhibit B – Part II (collectively, the “Tranche II Purchased Entities” and, together with the Tranche I Purchased Entities, each individually and collectively, as applicable, the “Purchased Entities”); and

WHEREAS, (i) the Tranche I Purchased Entities own the portfolio of real properties set forth on Exhibit B – Part I (the “Tranche I Properties”), with each Tranche I Purchased Entity owning the Tranche I Property set forth opposite such Tranche I Purchased Entity’s name on Exhibit B – Part I, and (ii) the Tranche II Purchased Entities own the portfolio of real properties set forth on Exhibit B – Part II (together with the Market Place Property, the “Tranche II Properties” and, collectively with the Tranche I Properties, each individually and collectively, as applicable, the “Properties”), with each Tranche II Purchased Entity owning the Tranche II Property set forth opposite such Tranche II Purchased Entity’s name on Exhibit B – Part I.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Purchase and Sale of Purchased Interests and the Market Place Property.

(a) Subject to and upon the terms and conditions of this Agreement, at each Respective Closing, the Company shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of any and all Liens (other than any restrictions on transfer by the Purchaser imposed under applicable securities laws and Liens described in clause (vi) of the definition of Permitted Encumbrances), and Purchaser shall purchase and accept from the Company, the Applicable Purchased Interests.

(b) Subject to and upon the terms and conditions of this Agreement, at the Tranche II Closing, the Market Place Seller shall sell to Purchaser, and Purchaser shall purchase from the Market Place Seller, the Market Place Property, free and clear of any and all Liens (other than the Permitted Encumbrances).

1.02 Purchase Price.

(a) Subject to Section 1.02(b), the purchase price payable by Purchaser for the Purchased Interests and the Market Place Property (collectively, the “Purchased Assets”) shall be $430,709,085 (the “Unadjusted Purchase Price”). The Unadjusted Purchase Price is an amount equal to the sum of the values mutually agreed by Purchaser and the Seller Parties for the Purchased Assets. The Parties agree that the Unadjusted Purchase Price shall be allocated between the Tranche I Purchased Interests and the Tranche 2 Purchased Assets as follows: (i) $229,247,725 for the Tranche I Purchased Interests (the “Tranche I Unadjusted Purchase Price”) and (ii) $201,461,360 for the Tranche II Purchased Assets (the “Tranche II Unadjusted Purchase Price”). The Parties further agree that the Unadjusted Purchase Price shall be allocated between the Purchased Interests and the Market Place Property, and among the Purchased Entities, as set forth on Section 1.02 of the Disclosure Schedules.

(b) At the Tranche I Closing, the Tranche I Unadjusted Purchase Price shall be: (i) to the extent applicable, decreased by an amount equal to the aggregate Adjustment Amounts of the Retained Properties with respect to the Tranche I Purchased Interests, if any, (ii) increased or decreased, as applicable, by the net amount of the Proration Items in accordance with Section 1.04, and (iii) decreased by the outstanding principal balance of, and all accrued and unpaid interest and late fees owing under, the Tranche I Assumed Mortgages (the Tranche I Unadjusted Purchase Price, as adjusted in accordance with clauses (i), (ii) and (iii) at the Tranche I Closing, the “Tranche I Purchase Price”).

(c) At the Tranche II Closing, the Tranche II Unadjusted Purchase Price shall be: (i) to the extent applicable, decreased by an amount equal to the aggregate Adjustment Amounts of the Retained Properties with respect to the Tranche II Purchased Interests, if any (each such adjustment made pursuant to clause (b)(i) or (c)(i) a “Price Adjustment”), (ii) increased or decreased, as applicable, by the net amount of the Proration Items in accordance with Section 1.04, and (iii) decreased by the outstanding principal balance of, and all accrued and unpaid interest and late fees owing under, the Tranche II Assumed Mortgages and the Market

Place Mortgage (the Unadjusted Purchase Price, as adjusted in accordance with clauses (i), (ii) and (iii) at the Tranche II Closing, the “Tranche II Purchase Price” and, together with the Tranche I Purchase Price, as applicable, the “Purchase Price”).

1.03 Payment of Purchase Price. At each Respective Closing, Purchaser shall pay to the Seller Parties an amount equal to the Applicable Purchase Price, in immediately available funds by wire transfer to an account(s) designated by the Seller Parties, which account(s) must be designated in a writing delivered to Purchaser at least three Business Days prior to each Respective Closing Date.

1.04 Prorations.

(a) Generally. All prorations and other adjustments of the items described in this Section 1.04 shall be made at each Respective Closing based on the Applicable Closing Statement approved in accordance with this Section 1.04 (as applicable, the “Tranche I Approved Closing Statement” or “Tranche II Approved Closing Statement”) and shall be final without post-Closing adjustments or true-ups. At least five Business Days prior to the Respective Closing, the Seller Parties shall deliver a draft of the Applicable Closing Statement, together with such information and verification reasonably necessary to support the prorations and adjustments under this Section 1.04, to Purchaser for its review and approval so that Purchaser may confirm that it is factually accurate and in accordance with the terms of this Agreement. Purchaser shall have three Business Days after receipt of the Applicable Closing Statement to notify the Seller Parties of any proposed changes to such Applicable Closing Statement. If Purchaser notifies the Seller Parties within such three Business Day period, then the Parties shall endeavor in good faith to finalize such Applicable Closing Statement, which Applicable Closing Statement shall be final upon the approval of the Seller Parties and the Purchaser. As set forth in Section 1.02(b), the net amount of credits to Purchaser and the Seller Parties for Proration Items, as reflected on the Applicable Closing Statement, shall result in an increase or decrease of the Tranche I Unadjusted Purchase Price or the Tranche II Unadjusted Purchase Price, as applicable. Except as otherwise set forth herein, all items to be prorated and other adjustments to be made pursuant to this Section 1.04 (the “Proration Items”) shall be prorated as of 11:59 p.m. of the day immediately preceding the Respective Closing Date (the “Applicable Adjustment Time”) and the net amount thereof either shall be paid by Purchaser to the Seller Parties or credited to Purchaser, as the case may be, at the Respective Closing. The Parties acknowledge and agree that, except as otherwise expressly provided herein, the purpose and intent of the prorations and other adjustments provided for in this Section 1.04 is that the Seller Parties shall bear all expenses of ownership and operation of the Purchased Assets, and shall receive the benefit of all income therefrom, accruing until the Applicable Adjustment Time, and Purchaser shall bear all such expenses and receive the benefit of all income accruing therefrom after the Applicable Adjustment Time. The Parties agree that any increase or decrease in the Adjustment Amount pursuant to this Section 1.04 shall be treated for all Tax purposes as an adjustment to the Tranche I Unadjusted Purchase Price or the Tranche II Unadjusted Purchase Price, as applicable, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal). For purposes of clarity, the prorations made pursuant to this Section 1.04 shall apply to the Tranche I Assets for purposes of the Tranche I Closing Statement and the Tranche II Assets for purposes of the Tranche II Closing Statement.

(b) Proration of Rent.

(i) Base or Fixed Rent. Base or fixed rent paid by any Tenant under a Lease (“Fixed Rent”), and additional rent and other sources of income paid by any Tenant under any Lease or any other party with respect to the Properties (“Other Income”), shall be prorated as of the Applicable Adjustment Time. Purchaser shall receive a credit at the Respective Closing for any Fixed Rent or Other Income actually received by the Seller Parties on or prior to the Applicable Adjustment Time for the rent period in which the Respective Closing occurs in an amount equal to the Fixed Rent or Other Income for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the Respective Closing Date through and including the last day of the rent period in which the Respective Closing occurs, and the denominator of which is the total number of days in the rent period in which the Respective Closing occurs. The Seller Parties shall receive a credit at the Respective Closing for any Fixed Rent or Other Income payable in the rent period in which the Respective Closing occurs but not yet received by the Seller Party in an amount equal to the unpaid Fixed Rent or Other Income multiplied by a fraction, the numerator of which is the number of days from and including the first day of the rent period in which the Respective Closing occurs through the Applicable Adjustment Time, and the denominator of which is the total number of days in the rent period in which the Respective Closing occurs.

(ii) Delinquent Rent. Any Fixed Rent, additional rent (collectively, “Rent”) that shall not have been paid when due under any Lease as of the Respective Closing and for which the Seller Parties do not otherwise receive a credit pursuant to Section 1.04(b)(i) shall be referred to as “Delinquent Rent.” All such Delinquent Rent, if and when collected, shall belong to Purchaser, provided, that an amount equal to the product of (A) the actual amount of the delinquent rent in respect of all Leases, multiplied by (B) the Discount Percentage (expressed as a fraction), shall be credited to the Seller Parties on the Applicable Closing Statement; provided, however, in no event shall the Seller Parties receive a credit for any Delinquent Rent that is delinquent by more than 60 days.

(iii) Advance Rent Payments. In the event that any Purchased Entity or the Market Place Seller shall have received payments of rent or other charges under any Lease that relates to a period beginning after the Applicable Adjustment Time, Purchaser will receive a credit for such amount of rent or other charges.

(c) Proration of Taxes.

(i) If and to the extent that a Tenant is obligated pursuant to a Lease to pay real property Taxes directly to the applicable taxing authority, there shall be no proration of such real property Taxes.

(ii) If and to the extent that a Tenant is obligated pursuant to a Lease to reimburse the applicable Seller Party for payments of real property Taxes and such Seller Party has paid any such real property Taxes and has not, prior to the Applicable Adjustment Time, received a reimbursement for such real property Taxes from the Tenant, the Seller Parties shall receive a credit on the Applicable Closing Statement in an amount equal to such paid real property Taxes and Purchaser shall thereafter be entitled to receive and retain all such reimbursements.

(iii) Except as prohibited by any loan documents that encumber the Properties, if a Seller Party maintains an impound or reserve account for payment of real property Taxes using funds paid by the applicable Tenant pursuant to a Lease (a “Tax Impound Account”), the Seller Party shall retain the funds in the Tax Impound Account at the Respective Closing and shall provide Purchaser a credit on the Applicable Closing Statement for the amount thereof.

(iv) To the extent the real property Tax obligation in respect of any Lease is not addressed in Sections 1.04(c)(i), (ii), or (iii), the Seller Parties shall pay, at or prior to the Respective Closing, all real property Taxes to the extent due and payable prior to the Applicable Adjustment Time, and Purchaser shall pay all real property Taxes to the extent due and payable from and after the Applicable Adjustment Time, regardless of the period to which such real property Taxes relate and such real property Taxes shall be prorated as of the Applicable Adjustment Time between the Seller Parties and Purchaser as otherwise provided in Section 1.04(a), which proration shall be determined by apportioning such real property Taxes ratably over the taxable year on a daily basis.

(v) For purposes of this Section 1.04(c), in order to apportion appropriately any Taxes relating to any taxable year or period that includes a taxable period that begins before the Respective Closing and ends after the Respective Closing, the parties hereto shall, to the extent permitted under applicable Law, elect with the relevant Tax authority to treat for all purposes the Respective Closing as the Applicable Adjustment Time. In any case where applicable Law does not permit the Purchased Entities to elect to treat the Adjusted Time as the last day of the taxable year or period then, in each such case, the portion of any Taxes that are allocable to the portion of the period ending on the Respective Closing shall be (A) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended as of the Applicable Adjustment Time, and (B) in the cases of Taxes not described in subclause (A) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending as of the Applicable Adjustment Time and the denominator of which is the number of days in the entire relevant period.

(d) Tenant Security Deposits. The Seller Parties shall grant to Purchaser a credit in an amount equal to the aggregate of the unapplied Tenant security and other deposits under the Leases that are held by a Seller Party or any Purchased Entity, as the case may be, in cash at the time of the Applicable Adjustment Time and are retained by a Seller Party after the Respective Closing, including all accrued interest thereon to the extent any Tenant may be entitled to receive such amounts in connection with the refund of any such deposit.

(e) Improvement and Reimbursement Costs. The Seller Parties shall grant to Purchaser a credit in an amount equal to the aggregate of the unapplied improvement and reimbursement costs set forth on Section 1.04(e)(i) of the Disclosure Schedules, and shall transfer to Purchaser the escrow accounts for unapplied improvement and reimbursement costs set forth on Section 1.04(e)(ii) of the Disclosure Schedules. Amounts being held with the Lenders in reserve accounts are set forth on Section 1.04(e)(iii) of the Disclosure Schedules, which accounts shall be assigned to Purchaser for use by Purchaser after the Respective Closing in accordance with Section 5.16(a).

(f) Proration of Expenses.

(i) If and to the extent that a Tenant is obligated pursuant to a Lease to pay expenses with respect to a Property, including water, sewer, electric, gas and other utilities and all maintenance charges and payments under reciprocal easement agreements, association documents and/or similar agreements (collectively, “Property Expenses”), directly to the applicable service provider or counterparty, there shall be no proration of such Property Expenses.

(ii) If and to the extent that a Tenant is obligated pursuant to a Lease to reimburse the applicable Seller Party for payments of Property Expenses and such Seller Party has paid any such Property Expenses and has not, prior to the Applicable Adjustment Time, received a reimbursement for such Property Expenses from the Tenant, the Seller Parties, provided the Seller Parties provide the Purchaser reasonable backup documentation of all such charges, shall receive a credit on the Applicable Closing Statement in an amount equal to such paid Property Expenses and Purchaser shall thereafter be entitled to receive and retain all such reimbursements.

(iii) If and to the extent that a Tenant is not required to reimburse the applicable Seller Party for payments of Property Expenses, all such Property Expenses shall be prorated as of the Applicable Adjustment Time.

(g) Closing Statements; Calculation of Proration Items.

(i) Applicable Time Period. The applicable Seller Parties will be charged and credited for the amounts of all of the Proration Items (other than real property Taxes and Property Expenses paid directly by the applicable Tenants) relating to the period up to and including the Applicable Adjustment Time, and Purchaser will be charged and credited for all of the Proration Items (other than real property Taxes and Property Expenses paid directly by the applicable Tenants) relating to the period after the Applicable Adjustment Time. Notwithstanding anything herein to the contrary, all prorations shall be made on the basis of the actual number of days of the applicable time period which shall have elapsed prior to the Applicable Adjustment Time and based upon the actual number of days in the time period and a 365 day year. All prorations and adjustments made pursuant to this Section 1.04 shall be made without duplication whatsoever.

(ii) Tranche I Closing Statement. The Seller Parties shall prepare in good faith and deliver to Purchaser for its review and comment no less than five Business Days before the Tranche I Closing Date, a statement of estimated Proration Items for the Tranche I Assets and other credits and adjustments to the Tranche I Unadjusted Purchase Price hereunder (the “Tranche I Estimated Closing Statement”). In the event that the Seller Parties and Purchaser agree to revisions to the Tranche I Estimated Closing Statement, the Seller Parties shall deliver their revised, if applicable, statement of estimated Proration Items and other credits and adjustments to the Tranche I Unadjusted Purchase Price to Purchaser no less than two Business Days before the Tranche I Closing Date (the Tranche I Estimated Closing Statement or the revised statement, if any, the “Tranche I Closing Statement”). The Proration Items and other credits and adjustments reflected in the Tranche I Closing Statement will be paid at the Tranche I Closing by Purchaser to the Seller Parties (if the Proration Items, credits and adjustments pursuant to this Section 1.04 result in a net credit to the Seller Parties) or by the Seller Parties to Purchaser (if the Proration Items, credits and adjustments pursuant to this Section 1.04 result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Tranche I Purchase Price at the Tranche I Closing.

(iii) Tranche II Closing Statement. The Seller Parties shall prepare in good faith and deliver to Purchaser for its review and comment no less than five Business Days before the Tranche II Closing Date, a statement of estimated Proration Items for the Tranche II Assets and other credits and adjustments to the Tranche II Unadjusted Purchase Price hereunder (the “Tranche II Estimated Closing Statement”). In the event that the Seller Parties and Purchaser agree to revisions to the Tranche II Estimated Closing Statement, the Seller Parties shall deliver their revised, if applicable, statement of estimated Proration Items and other credits and adjustments to the Tranche II Unadjusted Purchase Price to Purchaser no less than two Business Days before the Tranche II Closing Date (the

Tranche II Estimated Closing Statement or the revised statement, if any, the “Tranche II Closing Statement” and, together with the Tranche I Closing Statement, as applicable, the “Applicable Closing Statements”). The Proration Items and other credits and adjustments reflected in the Tranche II Closing Statement will be paid at the Tranche II Closing by Purchaser to the Seller Parties (if the Proration Items, credits and adjustments pursuant to this Section 1.04 result in a net credit to the Seller Parties) or by the Seller Parties to Purchaser (if the Proration Items, credits and adjustments pursuant to this Section 1.04 result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Tranche II Purchase Price at the Tranche II Closing.

(h) Expenses. The Seller Parties shall pay the following costs and expenses: (1) all costs, fees and expenses, in connection with the assumption of the loans made to the Purchased Entities pursuant to the Assumed Loan Documents and the Market Place Loan Documents, including, without limitations, (i) the loan assumption fees of the Assumed Mortgages charged by the Lenders in connection with the transfer of the Purchased Assets (the “Loan Assumption Fees”), (ii) the Lender’s attorney fees, (iii) all costs, fees and expenses in connection with providing required legal opinions, and (iv) all costs, fees and expenses in connection with assigning reserve and impound accounts held by the Lenders on behalf of the Seller Parties, (2) all costs in connection with the discharge and release of any and all Impermissible Liens, including, without limitation, any prepayment or other fees payable to the lenders, the lender’s attorney fees and all costs, fees and expenses in connection with providing required legal opinions, (3) any swap breakage fees incurred as a result of the Transactions, and (4) all Transfer Costs.

ARTICLE II

INSPECTION AND DUE DILIGENCE

2.01 Inspection and Due Diligence. Prior to the date hereof, Purchaser has reviewed the existing information to which Purchaser had access, including title commitment materials, and has conducted a reasonable investigation of the Properties and the Purchased Interests and Purchased Entities (collectively, the “Due Diligence”).

2.02 Due Diligence Termination Waiver. Purchaser acknowledges that it has had the opportunity to perform a feasibility study of the Properties and conduct adequate Due Diligence, including review and approval of the physical and environmental characteristics and condition of the Properties and performance of marketing and feasibility studies, structural and engineering investigations, auditing of books and records of the Properties, and financial analyses prior to the date hereof. Purchaser further acknowledges that this Agreement is entered into without a so called “free look” or other diligence termination right. Purchaser shall have no right to terminate this Agreement, other than in accordance with Article VIII, or to cause any Property to be a Retained Property other than in accordance with Article VI.

ARTICLE III

REPRESENTATION AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules referenced below in this Article III (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)) and subject to Section 9.14, the Seller Parties represent and warrant to Purchaser as set forth below; provided, that, for the avoidance of any doubt, except as otherwise specifically provided, (i) representations and warranties that relate or apply to the Market Place Seller, the Market Place Seller’s business, actions or omissions or the Market Place Property shall be deemed to be made solely by the Market Place Seller (and not the Company), and (ii) representations and warranties that relate or apply to the Company, the Company’s business, actions or omissions, the Purchased Entities, the Purchased Interests or the Properties held by the Purchased Entities shall be deemed to be made solely by the Company (and not the Market Place Seller). The Seller Parties hereby acknowledge that the Disclosure Schedules disclose all exceptions to the representations and warranties contained in this Article III without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or a Material Adverse Effect. As such, the Parties hereby agree that the inclusion of a matter in any section of the Disclosure Schedules (i) that corresponds to a representation or warranty in this Article III qualified by reference to materiality or Material Adverse Effect does not constitute an admission as to the materiality of the matter so disclosed, nor shall it be deemed to establish a standard for materiality, (ii) does not represent a determination by the Seller Parties that such item did not arise in the ordinary course of business, and (iii) shall not constitute evidence that any information was required to be disclosed in the Disclosure Schedules.

3.01 Organization, Power and Authority; Organizational Documents.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland, and has the requisite organizational power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by the Company, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transactions. The execution and delivery by the Company of this Agreement and all documents contemplated hereunder to be executed and delivered by the Company and the consummation of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by the Company, when executed and delivered will have been, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, shall constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

(b) The Market Place Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite organizational power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by the Market Place Seller, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transactions. The execution and delivery by the Market Place Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by the Market Place Seller and the consummation of the Transactions have been duly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Market Place Seller or its members or managers are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by the Market Place Seller, when executed and delivered will have been, duly executed and delivered by the Market Place Seller and, assuming due authorization, execution and delivery by Purchaser, shall constitute the valid and binding obligation of the Market Place Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

(c) Organizational Documents of each of the Purchased Entities provided by the Company are complete and correct copies, as currently in effect.

3.02 Noncontravention; Consents.

(a) Assuming receipt of the consents described in Section 3.02 of the Disclosure Schedules, the execution and delivery by each Seller Party of this Agreement and all documents contemplated hereunder to be executed and delivered by the Seller Parties do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by the Seller Parties with the provisions hereof and thereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, any material contractual obligation (including any right of any third party to purchase or be offered the opportunity to purchase any Property as a condition to the Transactions), or to a material loss of a benefit under, or result in the creation of any Lien upon the Purchased Interests, any Property or any other asset of a Purchased Entity under: (i) the Organizational Documents of any Seller Party, any Purchased Entity or any Affiliate thereof, (ii) any Contract to which such Seller Party is a party or by which its properties or assets are bound, (iii) any Material Contract or Lease to which a Purchased Entity or Seller Party is a party or by which the Properties are bound, or (iv) Laws applicable to such Seller Party or Purchased Entity or its Properties.

(b) The execution and delivery of this Agreement by each Seller Party does not, and the performance of this Agreement by each Seller Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby.

3.03 Capitalization and Subsidiaries. Section 3.03 of the Disclosure Schedules sets forth the issued and outstanding limited liability company interests of each Purchased Entity. Each of the Purchased Entities is a limited liability company duly formed, validly existing and in good standing and is qualified to do business under the laws of the State where its Property is located and where it is formed. The Company holds 100% of the issued and outstanding limited liability company membership interests (and beneficial interests) in each of the Purchased Entities. There are no membership interests in any of the Purchased Entities other than the Purchased Interests, and there has been no amendment or other modification to the limited liability company agreement for each of the Purchase Entities in effect as of the date of this Agreement which has not been disclosed to Purchaser, nor has there been any revocation or termination of same. The Purchased Interests are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar rights), and the Purchased Interests are owned by the Company, free and clear of any options, right of first refusal, right of first offer, limitations on the Company’s voting, distribution, dividend or transfer rights, charges, claims, liabilities and other Liens of any nature whatsoever, other than customary special purpose entity covenants contained in any Purchased Entity’s Organizational Documents or other Liens that will be released prior to the Respective Closing. No Purchased Entity owns any equity securities of any entity or has any equity or other ownership interest in any Person. There are no (i) securities convertible into or exchangeable for the equity interests or other securities of any Purchased Entity; (ii) options, warrants or other rights to purchase or subscribe to equity interests or other securities of any Purchased Entity or securities which are convertible into or exchangeable for equity interests or other securities of any Purchased Entity; or (iii) equity equivalents, interests in the ownership of, or similar rights in the Purchased Entities. There are no outstanding contractual obligations of any Purchased Entity or otherwise to repurchase, sell, redeem, exchange or otherwise acquire any interests in a Purchased Entity. None of the Company or any Purchased Entity is a party to any members’ agreement (or the equivalent), voting trust agreement or registration rights agreement relating to any interests in a Purchased Entity or any other Contract relating to disposition, voting or distributions with respect to any interests in a Purchased Entity. Except for Inland Diversified Deer Park Deerwood Glen GP, L.L.C. and Inland Diversified Deer Park Deerwood Glen LP, L.L.C, immediately prior to Closing, the Purchased Entities and the Deerwood Limited Partnership, in the aggregate, shall own no assets other than the Properties, together with all improvements located thereon and appurtenances thereunto belonging and the Purchased Entity Permits associated therewith. At no time since the Seller Parties’ acquisition of the Purchased Entities or the Deerwood Limited Partnership, did any of the Purchased Entities own any assets other than the Properties, together with all improvements located thereon and appurtenances thereunto belonging and the Purchased Entity Permits associated therewith. Inland Diversified Deer Park Deerwood Glen GP, L.L.C. and Inland Diversified Deer Park Deerwood Glen LP, L.L.C shall own no assets other than the general partnership interests and limited partnership interests, as applicable, in the Deerwood Limited Partnership.

3.04 Ownership of Properties.

(a) Each Purchased Entity is the lawful owner of the Properties set forth opposite its name on Exhibit B, and has insurable fee simple title to such Property, free and clear of all Liens other than the Permitted Encumbrances.

(b) The Market Place Seller is the lawful owner of the Market Place Property and has insurable fee simple title to the Market Place Property, free and clear of all Liens other than the Permitted Encumbrances.

(c) Each Seller Party has made available to Purchaser copies that, to the Knowledge of the Seller Parties, are true, correct and complete in all material respects of all existing title policies and the most recent surveys relating to the Properties in the possession of such Seller Party as of the date hereof. Except as set forth on Section 3.04(c) of the Disclosure Schedules, neither any Seller Party nor any Purchased Entity has, nor and to the Knowledge of the Seller Entities, no other Person has, entered into any easements, rights of way, non-monetary encumbrances, covenants, restrictions, obligation and liabilities, in each case that would be material, with respect to the Properties since the date of the existing title policies made available to Purchaser in the Data-Room.

(d) Neither any Seller Party nor any Purchased Entity has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Properties which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Each of the Properties is managed by Inland Diversified Real Estate Services LLC as of the date of this Agreement. Section 3.04(e) of the Disclosure Schedules sets forth a true, correct and complete list of all of the management agreements with respect to any of the Properties.

3.05 Litigation; No Bankruptcy. As of the date of this Agreement, there is no material Action pending or, to the Knowledge of the Seller Parties, threatened in writing against any Seller Party, any Purchased Entity or any Property. There are no pending Bankruptcy proceedings involving any Purchased Entity or Market Place Seller in which such Purchased Entity or Market Place Seller is a debtor. Prior to the date hereof, no Purchased Entity has been a debtor under any type of Bankruptcy proceeding.

3.06 Tax Matters.

(a) Each Purchased Entity has timely filed with the appropriate Governmental Entity all federal Tax Returns and all material state and local Tax Returns required to be filed by or on behalf of such Purchased Entity, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each Purchased Entity has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by it, whether or not shown on any Tax Return.

(b) (i) There are no audits, examinations or investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of the Seller Parties, threatened with regard to any Taxes or Tax Returns of any Purchased Entity; (ii) no material deficiency for Taxes of any Purchased Entity has been claimed, proposed or assessed in writing or, to the Knowledge of the Seller Parties, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) no Purchased Entity has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) no Purchased Entity currently is the beneficiary of any extension of time within which to file any Tax Return; and (v) no Purchased Entity has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law). The Company has made available to Purchaser true and correct copies of any United States federal and state income Tax Returns (including, for the avoidance of doubt, any amended Tax Returns), if any, filed by or on behalf of any Purchased Entity at any time since it became directly or indirectly owned by the Company.

(c) Each Purchased Entity has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, including all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any independent contractor, creditor, member or any third party.

(d) There are no Liens for Taxes upon any property or assets of any Purchased Entity except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(e) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any Purchased Entity, and after the Respective Closing Date no Purchased Entity shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Respective Closing Date.

(f) No Purchased Entity has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(g) No Purchased Entity (i) has been a member of an affiliated, combined or consolidated group filing a consolidated federal income Tax, (ii) has become a successor to any entity by way of merger, liquidation or other transaction, or (iii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h) No written power of attorney that has been granted by any Purchased Entity currently is in force with respect to any matter relating to Taxes.

(i) Since its formation, each Purchased Entity is and has been properly classified for U.S. federal income Tax purposes as a disregarded entity.

(j) Each Purchased Entity did at no time and does not own any partnership interests, limited liability company interests, stocks, notes or other securities within the meaning of the Investment Company Act of 1940.

(k) No Purchased Entity has been a party to any transaction that gives rise to (1) a registration obligation with respect to any person under Section 6111 of the Code of the Treasury Regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the Treasury Regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If any Purchased Entity has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then there is substantial authority for the federal tax treatment of such transaction.

3.07 No Employees; No Benefit Plans. No Purchased Entity (or any predecessor) has or has ever had any employees. No Purchased Entity (or any predecessor) sponsors, maintains, contributes to or has any obligation to contribute to, or has sponsored, maintained, contributed to or had any obligation to contribute to or has had any liability (contingent or otherwise) with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA or any “multiemployer plan,” as defined in Section 3(37) of ERISA.

3.08 No Condemnation. As of the date hereof, (a) there are no pending or, to the Knowledge of the Seller Parties, threatened condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof, and (b) no Seller Party or, to the Knowledge of the Seller Parties, no Purchased Entity has received written notice that any such proceeding is contemplated.

3.09 Environmental Matters.

(a) To the Knowledge of the Seller Parties, the most recent environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements within the Seller Parties’ or Purchased Entities possession or control relating to each of the Properties’ compliance or noncompliance with Environmental Laws (collectively, “Existing Environmental Reports”) have been made available to Purchaser.

(b) Except as set forth in the Existing Environmental Reports, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) No Purchased Entity has received any written notice, demand, letter or claim alleging that any Purchased Entity is in violation of, or liable under, any Environmental Law or that any Order has been issued against any Purchased Entity which remains unresolved. There is no Action pending, or, to the Knowledge of the Seller Parties, threatened against any Purchased Entity under any Environmental Law.

(ii) No Purchased Entity has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no Action is pending or, to the Knowledge of the Seller Parties, threatened against any Purchased Entity under any Environmental Law. Notwithstanding any other provision of this Agreement, this Section 3.09 sets forth the Seller Parties’ sole and exclusive representations and warranties with respect to Hazardous Materials or any matters arising under, related to or regulated pursuant to any Environmental Law or any Action related thereto, the Purchased Entities’ and the Seller Parties’ compliance with or liabilities under Environmental Laws, and other environmental matters.

(iii) No Purchased Entity, nor, to the Knowledge of the Seller Parties, any third party, has used, generated, manufactured, produced, stored, or disposed of on, under or about any Property or transported to or from any Property any Hazardous Materials in violation of Law.

3.10 Leases.

(a) True, complete and correct copies of all Leases, any amendments thereto, any assignments and guaranties thereof, and any currently effective forbearance agreements (or their equivalent) with respect thereto have been made available to Purchaser in the Data-Room, a complete list of which is set forth on Section 3.10(a) of the Disclosure Schedules.

(b) No leasing commission remains payable by any Purchased Entity or the Market Place Seller in respect of any Lease (or renewal thereof) or any expansion option under such Lease that has been exercised.

(c) To the Seller Parties’ Knowledge, (i) no Tenant is in default in the performance of the Leases, nor has any notice of default been delivered to any Tenant that is outstanding, and (ii) all of the landlord obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full, except as set forth on Section 1.04(e) of the Disclosure Schedules.

(d) No Purchased Entity is in default in the performance of the Leases, nor has any Purchased Entity committed any breach thereof. No notices of default have been received by any Purchased Entity.

(e) A true, correct and complete rent roll that sets forth a list of all rents and other amounts payable by any of the Tenants pursuant to their Leases (the “Rent Roll”) has been made available to Purchaser in the Data-Room. Except as set forth in the Rent Roll, there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants.

3.11 Assumed Loans. To the Knowledge of the Seller Parties, the Assumed Loan Documents are in full force and effect. No Seller Party has received written notice of any default under any Assumed Mortgages, that have not been fully cured as of the date hereof. To the Seller Parties’ Knowledge, (a) no default exists under the Assumed Mortgages or the Assumed Loan Documents, and (b) all principal and interest and any and all other required payments in the nature of impounds, reserves and otherwise, have been paid.

3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedules contains a true and complete list of all of the following Contracts (other than Affiliate Contracts) (collectively, the “Material Contracts”) to which any Purchased Entity is a party or by which any Property (other than the Market Place Property) is bound:

(i) other than the Assumed Mortgages and the Indebtedness set forth on Section 7.04(g)(xiv) of the Disclosure Schedules, all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the Purchased Interests;

(ii) all Contracts relating to construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (1) in each case requiring aggregate payments by any Purchased Entity in excess of $100,000 during their remaining term following the Respective Closing Date, and (2) requiring aggregate payments by all Purchased Entities in excess of $500,000;

(iii) all Contracts involving Indebtedness of any Purchased Entity; provided, only the primary agreements evidencing the Indebtedness of the Purchased Entities are set forth on Section 3.12 of the Disclosure Schedules;

(iv) any management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank;

(v) all Contracts limiting in any material respect the ability of any Purchased Entity to compete in its line of business as currently conducted;

(vi) all Contracts involving the future disposition or acquisition of assets or any Property (other than the Market Place Property) (or any interest therein), or any merger, consolidation or similar business combination transaction;

(vii) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Organizational Documents;

(viii) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, (1) in each case providing for aggregate payments under each such Contract by any Purchased Entity in excess of $100,000 during their remaining term following the Respective Closing Date, and (2) involving aggregate payments under such Contract by all Purchased Entities in excess of $500,000, other than any such Contracts concerning the routine collection of debts entered into in the ordinary course of business;

(ix) all guarantees of third party obligations by any Purchased Entity;

(x) all Contracts (including any leases and subleases to which any Purchased Entity is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any Disclosure Schedule, involving payments or obligations for the remaining term of each such Contract from and after the Respective Closing in excess of $20,000;

(xi) any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any Property (other than the Market Place Property) or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens, in each case, with or by any Purchased Entity;

(xii) Other than indemnity obligations for members, managers and officers pursuant to the governing documents of the Purchased Entities, any Contract pursuant to which any Purchased Entity has continuing indemnification obligations with respect to the Properties (other than the Market Place Property);

(xiii) any Contract under which any Purchased Entity agreed to provide a monetary loan to any Person;

(xiv) any Contract that prohibits any of the Purchased Entities from engaging in competition in any geographic area or during any period of time or that otherwise restrict or limit the Purchased Entities from owning, operating, selling, transferring, pledging or otherwise disposing of or encumbering any asset, from soliciting or hiring any Person or from conducting its business in the same manner as currently conducted or as has been historically conducted in the ordinary course of business;

(xv) any Contract pursuant to which any of the Purchased Entities have agreed to indemnify, defend or hold harmless any Person and that will remain in effect following the Respective Closing; and

(xvi) any listing, brokerage or similar agreement requiring payments on the sale, lease or exercise of renewal or expansion option set forth in a Lease of any Property (other than the Market Place Property) or in connection with the entry into any franchise or similar agreement.

Notwithstanding anything above in (i) through (xvi) or set forth in the Disclosure Schedules, “Material Contracts” shall not include any Contract that (1) is a Lease, (2) is terminable upon 30-days’ (or less) notice without penalty or premium and has not been objected to by Purchaser prior to the Respective Closing, (3) will be fully satisfied at or prior to the Respective Closing, or (4) will be terminated in connection with the Respective Closing.

(b) Each Material Contract is legal, valid, binding and enforceable against each Purchased Entity that is a party thereto, and, to the Knowledge of the Seller Parties, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Each Purchased Entity has performed all material obligations required to be performed by it prior to the date hereof under each Material Contract to which it is party and, to the Knowledge of the Seller Parties, each other party thereto has performed all obligations required to be performed by it under such Material Contract prior to the date hereof. No Purchased Entity, nor, to the Knowledge of the Seller Parties, any other party thereto, is in material breach or violation of, or default under, any Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Material Contract.

(c) The Company has made available to Purchaser copies that are true and complete in all material respects (or if none exist, reasonably accurate written descriptions) of each Material Contract, together with all amendments and supplements thereto.

3.13 No Financial Statements. No Purchased Entity maintains its own financial statements.

3.14 Market Place Contracts. Except for the Permitted Encumbrances, there are no management, real estate, sales, leasing or rental commission, service, maintenance, employment, union or other contracts of any kind or description in existence relating to the Market Place Property, the terms of which will survive the Respective Closing and would constitute an obligation upon Purchaser after the Respective Closing Date.

3.15 No Undisclosed Liabilities. There are no Liabilities of any of the Purchased Entities of any nature (whether direct or indirect, accrued, contingent or otherwise and whether or not required to be recorded and reflected on a balance sheet or in the notes thereto prepared according to GAAP), other than: (a) Liabilities reflected or reserved against on the balance sheet of the Company dated as of December 31, 2012 (including the notes thereto) as required by

GAAP, (b) Liabilities incurred in connection with the transactions contemplated by this Agreement or (c) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law or lawsuit.

3.16 Certain Payments. Neither the Market Place Seller nor any Purchased Entity has made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any person, private or public, regardless of form, whether in money, property or services, that would constitute a violation of any Law (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions, in each case for or in respect of Purchased Entities or the Properties, including the Foreign Corrupt Practices Act of 1977, as amended.

3.17 Permits; Compliance with Laws.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Sections 3.04 and 3.09, which are addressed solely in those Sections, each Purchased Entity is in possession of all material authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity, including building permits and certificates of occupancy, necessary for each Purchased Entity to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Purchased Entity Permits”), and all such Purchased Entity Permits are valid and in full force and effect. All material applications required to have been filed for the renewal of Purchased Entity Permits have been duly filed on a timely basis with the appropriate Governmental Entity, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all other filings required to have been made with respect to such Purchased Entity Permits have been duly made on a timely basis with the appropriate Governmental Entity. No Purchased Entity has received any claim or notice, and the Seller Parties have no Knowledge that any Purchased Entity currently is not in compliance with the terms of any Purchased Entity Permit.

(b) Neither the Market Place Seller nor any Purchased Entity is or has been in conflict with, or in default or violation of (i) any Law applicable to any Purchased Entity or by which any Property is bound (except for Laws addressed in Sections 3.04, 3.06, or 3.09, which are solely addressed in those sections), or (ii) any Purchased Entity Permits (except for Purchased Entity Permits addressed in Sections 3.04 or Section 3.09 which are solely addressed in those sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.18 Affiliate Transactions. Except as set forth in the Organizational Documents, (a) there are no Contracts, Leases, Liabilities, obligations or other existing arrangements between a Purchased Entity, on the one hand, and either (i) any Seller Party, or (ii) any Affiliate of any Seller Party, on the other hand (each, an “Affiliate Contract”) and (b) no Purchased Entity or any

officer or director of any Purchased Entity possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of any Purchased Entity.

3.19 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Seller Parties, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties or the Purchased Entities.

3.20 Insurance. Section 3.20 of the Disclosure Schedules sets forth all property, liability, rent loss and other insurance policies for which a Seller Party, its Affiliate or any of the Purchased Entities are the named insured with respect to any of the Properties.

3.21 Tangible Property. As of the date of this Agreement, none of the Seller Parties or any Purchased Entity owns any tangible property in connection with the use and operation of the Properties.

3.22 Books and Records. The books and records of each of the Purchased Entities have been maintained to reflect their assets and liabilities and in accordance with commercially accepted business practices, including the maintenance of a system of internal controls adequate for the size, operations and business of the Purchased Entities to provide reasonable assurances that (a) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and (b) accounts, notes and other receivables and inventory are recorded accurately.

3.23 Directors and Officers. No Purchased Entity (or any predecessor) has or has ever had any directors, officer or managers.

3.24 No Other Representations or Warranties. Except for the representations or warranties expressly set forth in this Article III (and subject to Section 9.14), no Seller Party nor any of other Person has made any representation or warranty, expressed or implied, with respect to the Properties, the Purchased Entities, the Market Place Seller, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Properties, the Purchased Entities and the Market Place Seller. In particular, without limiting the foregoing disclaimer, neither the Seller Parties nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the Seller Parties in this Article III (and subject to Section 9.14), any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller Parties as follows:

4.01 Organization, Power and Authority of Purchaser. Purchaser is a corporation, duly formed and validly existing under the Laws of Maryland, and has the requisite corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser has the requisite organizational power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by it, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be executed and delivered by Purchaser and the consummation by it of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Purchaser, when executed and delivered, will have been, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Seller Parties, shall constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

4.02 Noncontravention; Consents.

(a) The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be executed and delivered by Purchaser does not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by Purchaser with the provisions hereof and thereof will not, conflict with, or result in any violation of, or result in the creation of any Lien upon any of Purchaser’s assets under: (i) the Organizational Documents of Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement or instrument applicable to Purchaser, or (iii) any Laws applicable to Purchaser, other than, in the case of clause (ii) or (iii), any such conflicts, violations or Liens that individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required under (i) any of the terms, conditions or provisions of any Law applicable to Purchaser or by which its properties or assets may be bound, or (ii) any Contract to which Purchaser is a party or by which any of its assets or properties may be bound, in connection with the execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder or the consummation by Purchaser of the Transactions, except for such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect.

4.03 Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser that, individually or in the aggregate, if decided adversely to Purchaser, would have a Purchaser Material Adverse Effect.

4.04 Investment Representation. Purchaser is purchasing the Purchased Interests for its own account and not with a view to the sale or distribution thereof (within the meaning of the applicable securities Laws). Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act.

4.05 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing arrangements entered into in connection therewith) and assuming (a) the accuracy of the representations under Article III and (b) satisfaction of the conditions set forth in Sections 7.02 and 7.04, the Purchased Entities, taken as a whole, shall be Solvent. Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchased Entities. For purposes of this Agreement, “Solvent,” when used with respect to the Purchased Entities, means that, as of any date of determination (i) the Present Fair Salable Value of their assets will, as of such date, exceed the probable amount of their debts as of such date, (ii) the Purchased Entities will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged and (iii) the Purchased Entities will be able to pay their debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent,” (a) “debt” means liability on a “claim”; and (b) “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Purchased Entities (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

4.06 Financial Condition; No Financing Contingency. Purchaser has, and will have as of each Respective Closing (i) sufficient cash on hand (after taking into account availability and capacity under Purchaser’s existing credit facilities) to pay the Tranche I Unadjusted Purchase Price and the Tranche II Unadjusted Purchase Price, as applicable, and all related fees and expenses in connection with the Transaction, (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities. Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement by Purchaser shall not be contingent upon Purchaser receiving or obtaining any loans or debt financing.

4.07 Financial Advisor. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

4.08 No Reliance. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of the Seller Parties or any other Person has made or is making any representations or warranties relating to the Seller Parties, the Properties, the Purchased Entities or the Market Place Seller whatsoever, express or implied, beyond those expressly given by the Seller Parties in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Seller Parties, the Properties, the Purchased Entities or the Market Place Seller furnished or made available to Purchaser or any of its Representatives.

ARTICLE V

COVENANTS

5.01 Conduct of the Business Pending Transfer. Prior to each Respective Closing Date or the earlier termination of this Agreement, except as (i) set forth on Section 5.01 of the Disclosure Schedules or (ii) otherwise permitted or required by, or necessary to perform the Seller Parties’ obligations under and without breach of, this Agreement, or (iii) consented to in writing by Purchaser, each Seller Party will, and the Company will cause the Purchased Entities to:

(a) Operate, manage, lease and maintain the Properties in substantially the same manner as heretofore, subject to ordinary wear and tear, damage by fire or other casualty and condemnation;

(b) Duly and timely file, in accordance with past practice, all material Tax Returns required to be filed with federal, state, local and other Tax Authorities, subject to extensions permitted by Law, and pay all material Taxes then due and payable by any Purchased Entity or Seller Party;

(c) Subject to Section 5.15, keep in full force and effect with respect to each Property insurance policies providing coverage at least as extensive as the policies covering the applicable Property on the date hereof (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent);

(d) Maintain in existence all Purchased Entity Permits. On or before the Respective Closing, the Seller Parties shall transfer to Purchaser any Purchased Entity Permits not in the name of the Purchased Entities.

(e) Not do any of the following without the prior written consent of Purchaser (it being agreed that Purchaser shall (i) not unreasonably withhold, delay or condition such consent and (ii) use its Commercially Reasonable Efforts to respond to any request for such consent within five Business Days of any such request):

(i) acquire, sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to acquire, sell or ground lease, any of the Properties or Purchased Interests or any part thereof or interest therein;

(ii) cause or allow any Purchased Entity or the Market Place Seller to make any loans or advances to any other Person;

(iii) except for Liens related to the Line of Credit, all of which shall be extinguished prior to the Respective Closing, encumber or subject to any Lien any of the Properties or Purchased Interests other than Liens described in clauses (i), (ii), (vi), (vii) or (viii) of the definition of Permitted Encumbrances, or take or omit to take any action that results in a Lien, other than a Permitted Encumbrance, being imposed on any of the Properties or Purchased Interests;

(iv) except as otherwise required under a Material Contract or Lease, and except as set forth on Section 5.01 of the Disclosure Schedules, terminate, assign, modify or grant any concessions under any Material Contract or Lease;

(v) enter into any (x) Material Contract other than in the ordinary course of business, including the performance of routine capital expenditures and emergency capital repairs, or (y) Lease;

(vi) amend, supplement, terminate or otherwise modify in any manner any of the Organizational Documents of any Purchased Entity;

(vii) incur, create or assume any Indebtedness of the Purchased Entities except Indebtedness that shall be satisfied and discharged prior to the Respective Closing Date;

(viii) authorize the issuance, sale or delivery of (A) any equity or voting interest in any Purchased Entity or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any equity or voting interest in any Purchased Entity, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interest in any Purchased Entity;

(ix) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity or voting interest in any Purchased Entity, or make any other change in the capital structure of the Purchased Entities, unless obligated to do so pursuant to the Organizational Documents of Purchased Entities;

(x) compromise or settle any liability insurance claims or other litigation relating to the Purchased Interests, the Properties, this Agreement or the Transactions contemplated hereby, except (A) as required by a liability insurance policy, or (B) with respect to any settlements that do not require any payments following the Respective Closing Date or that will be reflected as reductions to the Unadjusted Purchase Price and do not impose any obligations or liabilities on any Purchased Entity following the Respective Closing Date;

(xi) enter into any commitments or agreements with any Governmental Entity affecting any Property (except in accordance with respect to the terms of Article VI) or commence any rezoning proceedings, other than commitments, agreements or proceedings entered into or commenced in the ordinary course of business and that do not impose any material economic burden in each case on such Property or do not involve settlement of any environmental claims;

(xii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, or amend any material Tax Return, settle or compromise any material federal, state, local or other Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, except as required by the Code;

(xiii) remove any tangible property that is necessary for the operation and maintenance of the Properties;

(xiv) permit any of the Purchased Entities to employ any person prior to the Respective Closing; or

(xv) agree or otherwise commit to take, any of the foregoing actions.

5.02 Updated Disclosure Schedules. The Company hereby covenants and agrees to deliver to Purchaser Updated Disclosure Schedules approximately 15 days prior to each anticipated Respective Closing Date.

5.03 Updated NOI Verification. The Company hereby covenants and agrees to provide each of the following to Purchaser approximately 30 days prior to each anticipated Respective Closing Date (collectively, the “Updated NOI Verification”): (i) Property-level income statements for the year-to-date period within 60 days of the Respective Closing and the year ended December 31, 2013, (ii) comparative Property-level balance sheets as of the closed period within 60 days of the Respective Closing versus December 31, 2013, (iii) rent rolls for all properties as of the date of the closed period within 60 days of the Respective Closing, and (iv) check copies to support the amount of rents collected for each property for the closed period within 60 days of the Respective Closing.

5.04 Tenant Estoppels. The Seller Parties hereby covenant and agree to: (a) within seven Business Days after the execution of this Agreement, deliver tenant estoppel certificates to each of the Tenants, substantially in the form required under such Tenant’s Lease and in form and substance reasonably acceptable to Purchaser, and (b) use Commercially Reasonable Efforts to obtain such estoppel certificates from such Tenants and deliver such executed estoppel certificates to Purchaser.

5.05 Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, Purchaser and the Seller Parties will use Commercially Reasonable Efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non-actions, waivers, consents, permits and approvals from Governmental Entities, if applicable, and making all necessary registrations as to which such consent, approval or waiver relates and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, if applicable, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (including customary releases, chain of title documentation or similar instruments).

5.06 Public Announcements; Disclosures. Until the Tranche II Closing, neither any Seller Party nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other Parties, such consent not to be unreasonably withheld or delayed, except those disclosures that are required by Law, including the Securities Exchange Act of 1934 or rules of any stock exchange, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). In the event Purchaser and the Seller Parties elect to issue a press release or other written public statement that contains a description or discussion of the Transactions (other than any such filing, presentation, press release or public statement that contains only such description as has been previously agreed upon) prior to the Tranche II Closing, each Party will consult with the other Parties before issuing, and provide the other Parties an opportunity to review, comment upon such release or statement, and shall not issue or deliver any such release or statement prior to receiving the consent of the other Parties, such consent not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, in no event shall such press release or other written public statement include or reference any of the allocations set forth in Section 1.02 of the Disclosure Schedules or the Adjustment Amounts set forth in Exhibit B; provided, however, that this sentence shall not prohibit the Seller Parties from providing such allocations or amounts in connection with the performance of their obligations herein, including to any lender or holder of a right of first refusal or first offer or disclosing such allocations or amounts in connection with the title or deed for the Market Place Property.

5.07 Confidentiality. Except to the extent modified by Section 5.06, Purchaser and its Representatives (as such term is defined in the Confidentiality Agreement) shall treat all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the Confidentiality Agreement, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, if this Agreement is for any reason terminated prior to the Tranche II Closing in accordance with Section 8.01, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.08 Conveyance Taxes. Purchaser and the Seller Parties will reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, which fees and expenses shall be the sole responsibility of the Seller Parties.

5.09 Tax Treatment; Tax Returns. Where permitted by applicable Laws, for all U.S. federal, state and local income Tax purposes and other Tax purposes (but not including property Tax or conveyance Tax purposes), the sale and purchase of the Purchased Entities shall be treated as the sale and purchase of the assets of the Purchased Entities subject to the Liabilities of the Purchased Entities. Both the Company and Purchaser shall file all U.S. federal, state and local Tax Returns in a manner consistent with such treatment. The Company shall prepare and file all Tax Returns of the Purchased Entities as required by applicable Law for periods ending on or prior to the Respective Closing Date (“Pre-Closing Tax Periods”); provided, however, that the Company shall provide to Purchaser drafts of such Tax Returns no later than 20 days prior to the applicable due date. The Company shall consider in good faith comments or proposed adjustments to such draft Tax Returns received from the Purchaser not less than 15 days prior to the applicable due date. Purchaser shall prepare and file all Tax Returns of the Purchased Entities and for periods including the Respective Closing Date but ending after the Respective Closing Date (“Straddle Tax Periods”). Purchaser shall consider in good faith comments or proposed adjustments to such draft Tax Returns for Straddle Tax Periods received from the Company not less than 15 days prior to the applicable due date. The Company shall be entitled to all Tax refunds for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Respective Closing Date, unless otherwise specifically provided in this Agreement. Purchaser shall be responsible for preparing and filing all other Tax Returns of the Purchased Entities and of Purchaser with respect to the Purchased Entities and their assets and income.

5.10 Name Changes. No later than 30 days following the Tranche I Closing for the Tranche I Purchased Entities and no later than 30 days following the Tranche II Closing for the Tranche I Purchased Entities, Purchaser shall change the corporate names of the Purchased Entities to names that do not include the words “Inland,” “Inland Diversified” or any derivative thereof, or any terms confusingly similar thereto; and notwithstanding any provision herein to the contrary, Purchaser shall pay all costs and expenses incurred in connection such name changes; provided, however, that Purchaser shall be under no obligation to incur any additional liability, pay any amounts or perform any obligations required by the Lenders, or any of them, or any other party, as a precondition to any such Lender consent or approval that may be required to effect a borrower’s name change under the Assumed Loan Documents. If changing a borrower’s name under any of the Assumed Loan Documents causes Purchaser to incur any additional Lender fees or costs, the name change will be effected once the Assumed Mortgage is paid off. No later than 30 days following the Tranche II Closing and every 90 days thereafter, Purchaser shall certify to the Company as to the list of the Purchased Entities, if any, that still have “Inland,” “Inland Diversified” or any derivative thereof as part of their name. Purchaser shall have no right to use the “Inland” name in any new entity or any other matter following the Tranche II Closing. This obligation will survive the Tranche II Closing.

5.11 Distributions. Nothing in this Agreement shall be deemed to prohibit or limit in any manner, and the Seller Parties and all Purchased Entities shall be permitted to, declare, set aside and/or pay any cash dividend or distribution in respect of limited liability company or membership interests or other securities or equity interests, whether or not in the ordinary course of business. Notwithstanding anything to the contrary contained in this Agreement, certain accounts of the Purchased Entities shall continue to be subject to the Seller Parties’ and their Affiliates’ daily cash “sweep.” Such cash “sweeps” shall be terminated prior to the Respective Closing.

5.12 Delivery of Books and Records. Concurrently with the Respective Closing, the Seller Parties shall use commercially reasonable efforts to deliver to the offices of Purchaser’s or Purchaser’s property manager the following items in its possession: (a) originals of the Leases and Contracts (or copies thereof if originals are not available) and the following to the extent the same are in any Seller Party’s or its property manager’s possession or control; (b) copies or originals of all books and records of account, contracts, correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Properties; (c) all permits and warranties; (d) all advertising materials, booklets, keys and other items, if any, used in the operation of the Properties; and (e) the original “as-built” plans and specifications for the buildings at the Properties. The Seller Parties shall reasonably cooperate with Purchaser before and after the Respective Closing to transfer to Purchaser any such information stored electronically.

5.13 Post-Closing Access. After the Respective Closing, Purchaser will, from time to time, upon reasonable prior notice and during normal business hours, afford the Company and its representatives and agents reasonable access to all books and records related to the Purchased Entities for any periods ending on or before the Respective Closing Date, including all accounting records and data, for tax, accounting or other legal or compliance purposes. Purchaser will, and will cause the Purchased Entities to, maintain all books and records for the maximum time period required to comply with all applicable federal and state audit periods. Notwithstanding any other provision of this Agreement, the Company shall be under no obligation to provide Purchaser or the Purchased Entities any U.S. federal, state or local income Tax Returns of any Seller Party or any Affiliate of any Seller Party other than the Purchased Entities.

5.14 Intentionally Omitted.

5.15 Insurance. Except for those insurance policies set forth on Section 5.15 of the Disclosure Schedules (the “Assumed Insurance Policies”), the Seller Parties shall cause all property, liability, rent loss and other insurance policies for which a Seller Party or its Affiliate is the named insured to be terminated as of the Respective Closing. It is acknowledged and agreed by Purchaser that Purchaser shall procure, at its sole cost and expenses, replacement insurance policies effective as of the Respective Closing in form and type as reasonably elected by Purchaser, but at a minimum satisfying the insurance requirement imposed upon “Landlord” or

“Lessor” pursuant to each Lease. The Parties shall use commercially reasonable efforts to transfer the Assumed Insurance Policies to Purchaser prior to the Respective Closing, and Purchaser shall pay any costs related to such transfer.

5.16 Assumption of Mortgages.

(a) Section 5.16(a) of the Disclosure Schedules sets forth information concerning the loans in effect and secured by the Properties listed thereon and Section 7.04(g)(xii) of the Disclosure Schedules sets forth which of those loans will be prepaid and discharged at the Tranche I Closing by the Seller Parties (the “Non-Assumed Mortgages”). The loans and security documents secured by the Tranche I Properties set forth on Section 5.16(a)(i) of the Disclosure Schedules that will not be prepaid and discharged at the Tranche I Closing are referred to as the “Tranche I Assumed Mortgages” and the loans and security documents secured by the Tranche II Properties (other than the Market Place Property) set forth on Section 5.16(a)(ii) of the Disclosure Schedules that will not be prepaid and discharged at the Tranche II Closing are referred to as the “Tranche II Assumed Mortgages” and, together with the Tranche I Assumed Mortgages, as applicable, the “Assumed Mortgages.” Purchaser acknowledges and agrees that Purchaser’s acquisition of the Purchased Entities which own the Properties subject to the Assumed Mortgages will effect a change in control of the borrowers under the Assumed Mortgages and the other loan documents evidencing, securing, or otherwise relating to the loans secured by (x) the Tranche I Assumed Mortgages, as set forth on Section 5.16(a)(i) of the Disclosure Schedules (such documents, the “Tranche I Assumed Loan Documents”), and (y) the Tranche II Assumed Mortgages, as set forth on Section 5.16(a)(ii) of the Disclosure Schedules (such documents, the “Tranche II Assumed Loan Documents” and, together with the Tranche I Assumed Mortgages, as applicable, the “Assumed Loan Documents”). The Company has delivered to Purchaser, and Purchaser acknowledges the receipt of, true, correct and complete copies of the Assumed Loan Documents. The Company shall advise the holders of the Assumed Loan Documents (collectively, the “Lenders”) of the transactions contemplated by this Agreement, and Purchaser and the Company shall work together and use Commercially Reasonable Efforts to obtain (1) the consent of each Lender to the consummation of the Transactions contemplated by this Agreement, including the sale of the Purchased Interests to Purchaser pursuant to this Agreement and the resulting change in control of the borrowers under the Assumed Loan Documents, (2) the consent of the Lenders to the release of the existing guarantor and indemnitor of the obligations under the Assumed Loan Documents (the “Existing Guarantor”) and the replacement of the Existing Guarantor with the Purchaser (the “Replacement Guarantor”) and (3) the approval of the Lenders to a replacement “qualified manager.” Purchaser shall offer itself as Replacement Guarantor and replacement “qualified manager,” or such other party as may be necessary to satisfy the Lenders. All consents and related matters obtained pursuant to this Section 5.16(a) shall be documented in such commercially reasonable agreements as are reasonably required by the Lenders and in form and substance reasonably acceptable to the Seller Parties and Purchaser. Purchaser shall satisfy all “know your customer” and other customary diligence requirements, as the Lenders require, at Purchaser’s expense; provided, however, all costs and expenses of any required opinions shall be the sole cost of the Seller Parties. All reserves and impound accounts held by Lenders under the Assumed Loan Documents shall be assigned to Purchaser for use by Purchaser after the Respective Closing in accordance with the agreements governing the same, subject to credit to the Seller Parties under

Section 1.04 in connection with the applicable Assumed Loan Documents. Purchaser covenants and agrees that Purchaser (x) shall supply the Lenders with all documents, materials, and information as shall be reasonably requested by the Lenders in connection with obtaining the consents of the Lenders and the other actions contemplated by this Section 5.16(a) and (y) shall not negotiate or request of the Lenders any deviations from the Assumed Loan Documents except (a) as expressly set forth in this Section 5.16(a), and (b) as necessary to update basic facts, such as name, address, state of formation, type of entity and the like, from those for the existing parties to those for the assuming borrower, its “qualified manager” and the Replacement Guarantor. The Company and Purchaser hereby agree to use Commercially Reasonable Efforts to obtain the consent of each Lender to the consummation of the Transactions as further set forth in this Section 5.16(a) as expeditiously as possible. In furtherance of the foregoing, the Company and Purchaser agree to invite each other to participate on all phone conversations with the Lenders, and copy each other on all material communications with the Lenders. The Company may negotiate the amount of Lender legal fees with each Lender.

(b) Section 5.16(b) of the Disclosure Schedules sets forth information concerning the loans in effect and secured by the Market Place Property. The loans and security documents secured by the Market Place Property are referred to as the “Market Place Mortgage.” Purchaser shall acquire the Market Place Property subject to the Market Place Mortgage by assuming the obligations of the Market Place Seller under the Market Place Mortgage and the other loan documents evidencing, securing, or otherwise relating to the loan secured by the Market Place Mortgage, as set forth on Section 5.16(b) of the Disclosure Schedules (such documents, the “Market Place Loan Documents”). The Market Place Seller has delivered to Purchaser, and Purchaser acknowledges the receipt of, true, correct and complete copies of the Market Place Loan Documents. The Seller Parties shall advise the holder of the Market Place Loan Documents (the “Market Place Lender”) of the transactions contemplated by this Agreement, and Purchaser and the Seller Parties shall use their Commercially Reasonable Efforts to obtain (1) the consent of the Market Place Lender to the transfer of the Market Place Property by the Market Place Seller to Purchaser subject to the Market Place Loan Documents; (2) the consent of Market Place Lender to assumption by Purchaser of the Market Place Seller’s obligations under the Market Place Loan Documents which first arise or accrue on or after the Tranche II Closing; (3) the release of the Market Place Seller from any obligations under the Market Place Loan Documents which first arise or accrue on or after the Tranche II Closing; (4) the consent of Market Place Lender to the release of the existing guarantor of the obligations under the Market Place Loan Documents with the Purchaser (the “Existing Market Place Guarantor”) and the replacement of Existing Market Place Guarantor (the “Replacement Market Place Guarantor”); and (5) approval of the Market Place Lender to a replacement “qualified manager.” Purchaser shall offer itself as Replacement Market Place Guarantor and replacement “qualified manager,” or such other party as may be necessary to satisfy the Market Place Lender. All such consents, releases, and related matters obtained pursuant to this Section 5.16(b) shall be documented in such commercially reasonable agreements as are reasonably required by the Market Place Lender and in form and substance reasonably acceptable to the Market Place Seller and Purchaser. Purchaser shall satisfy all “know your customer” and other customary diligence requirements, as the Lenders require, at Purchaser’s expense; provided, however, all costs and expenses of any required opinions shall be the sole cost of the Seller Parties. Purchaser covenants and agrees that Purchaser (x) shall supply Market Place Lender with all documents, materials, and information as shall be reasonably requested by Market Place Lender in connection with Purchaser’s assumption of the Market Place Loan Documents and the other actions contemplated by this Section 5.16(b) and (y) shall not negotiate or request of the Market Place Lender any deviations from the Market Place Loan Documents except (a) as expressly set forth in this Section 5.16(b), and (b) as necessary to update basic facts, such as name, address, state of formation, type of entity and the like, from those for the existing parties to those for the assuming borrower, its “qualified manager” and the Replacement Guarantor. The Company and Purchaser hereby agree to use Commercially Reasonable Efforts to obtain the consent of the Market Place Lender to the consummation of the Transactions as further set forth in this Section 5.16(b) as expeditiously as possible. In furtherance of the foregoing, the Company and Purchaser agree to invite each other to participate on all phone conversations with the Market Place Lender, and copy each other on all material communications with the Market Place Lender. The Company may negotiate the amount of the Market Place Lender legal fees with the Market Place Lender.

5.17 Transition. Purchaser, on one hand, and the Seller Parties, on the other hand, shall, at each Party’s sole cost and expense, cooperate fully with the other in connection with the transfer of the management of the Properties. In addition, each Seller Party hereby agrees to provide Purchaser, at Purchaser’s sole cost and expense, copies of, or access to, such factual information in connection with this Agreement, the Purchased Entities and/or the Properties as may be reasonably requested by Purchaser to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission or audit-related requests. This obligation will survive the Respective Closing.

ARTICLE VI

CASUALTY AND CONDEMNATION; RETAINED PROPERTIES

6.01 In General. If, prior to the Respective Closing Date, a Property suffers damage by fire or other casualty other than a Total Loss (a “Casualty”) or a Purchased Entity receives notice or the Seller Parties have Knowledge of condemnation of a Property which condemnation does not give rise to a Total Loss (a “Condemnation”), the Seller Parties shall notify Purchaser of that event and provide Purchaser with details of the extent of the Casualty or Condemnation. Purchaser shall be bound to purchase the Purchased Assets for the Unadjusted Purchase Price (after taking into account the Price Adjustments set forth in Section 1.02(b)(i) and Section 1.02(c)(i), as applicable) as required by the terms hereof without regard to the occurrence or effect of any such Casualty or Condemnation.

6.02 Insurance and Condemnation Proceeds. With respect to any Casualty or Condemnation (for the avoidance of doubt, excluding any Total Loss) affecting a Property after the date of this Agreement, the Seller Parties will allow Purchaser to participate in the negotiations regarding the settlement of any such claim for insurance and condemnation proceeds in excess of $100,000 and will not settle or compromise any claims in excess of $100,000 related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the Condemnation without Purchaser’s consent, which consent will not be unreasonably withheld, delayed or conditioned. The Seller

Parties will provide to Purchaser copies of any material correspondence relating to any such claims and will advise Purchaser of all material developments concerning such claims. The applicable Seller Party will give the applicable Purchased Entity, or in the case of the Market Place Property, Purchaser, an assignment of such Seller Party’s right to receive insurance or condemnation proceeds from any Casualty or Condemnation if any portion of the insurance or condemnation proceeds are not collected before the Respective Closing. Except as otherwise provided in the applicable Lease, the Seller Parties will cooperate with Purchaser to effect the assignment of the right to receive insurance or condemnation proceeds (together with any deductible to the extent not already paid) to Purchaser and will execute and deliver all such instruments as are reasonably necessary to complete such assignment. This obligation will survive the Respective Closing. The proceeds of any rent interruption insurance received by the landlord under the applicable Lease in respect of any Casualty will be apportioned between the applicable Seller Party and Purchaser as if same were Fixed Rent in accordance with Section 1.04(b)(i).

6.03 Restoration Plans. The Seller Parties will obtain Purchaser’s approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for any Property affected by a Casualty or Condemnation between the date hereof and the Respective Closing, the cost of which (as reasonably estimated by the applicable Seller Party) will exceed $100,000. The applicable Seller Party shall conduct all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by Purchaser. Notwithstanding the foregoing, the Seller Parties will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Properties or health and safety matters or which are required by the terms of any lease or other agreement to which any Seller Party or Purchased Entity is a party.

6.04 Retained Properties. In the event that any Property, including the Market Place Property, suffers a Total Loss on or after the date hereof through the Respective Closing, neither (i) such Property (a “Retained Property”) or (ii) the Purchased Entity, if any, which owns such Retained Property (a “Retained Entity”, and the Purchased Interests of such Retained Entity, “Retained Interests”), will be purchased or sold at the Respective Closing pursuant to this Agreement.

6.05 Effect of Retaining a Property. This Agreement (including all relevant Exhibits and Disclosure Schedules) will be deemed amended, without any further action on the part of any Party, with respect to each Retained Property, Retained Entity and Retained Interests as follows:

(a) except with respect to this Article VI to the extent necessary to implement this Article VI, (i) the definition of Properties will not include such Retained Property, (ii) the definition of Purchased Entity will not include such Retained Entity, and (iii) the definition of Purchased Interests will not include such Retained Interests;

(b) (i) no Retained Entity, Retained Interests or Retained Property will be sold, transferred or conveyed to Purchaser pursuant to this Agreement, (ii) Seller Parties will not have any obligations with respect to any Retained Entity, Retained Interests or Retained

Property, nor will any covenant, representation or warranty be deemed made with respect to any Retained Entity, Retained Interests or Retained Property, and (iii) Purchaser will not have any rights or obligations under this Agreement with respect to any Retained Entity, Retained Interests or Retained Property; and

(c) at the Respective Closing, the Tranche I Unadjusted Purchase Price or the Tranche II Unadjusted Purchase Price, as applicable, will be reduced by the Adjustment Amount of each Retained Property.

ARTICLE VII

CLOSING; CONDITIONS TO CLOSING

7.01 Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Transactions shall occur as follows:

(a) Tranche I Closing. The consummation of the transactions contemplated herein with respect to the Tranche I Purchased Interests shall occur on a Business Day designated by the Company following the satisfaction or waiver of all of the conditions to closing contained in Sections 7.02, 7.03(a), (b) and (d), and 7.04 (other than those conditions that (i) by their nature are to be satisfied at the Tranche I Closing, but subject to the fulfillment or waiver of those conditions, or (ii) relate solely to the Tranche II Assets) or at such other time and date as the Parties may agree (but in no event prior to December 31, 2013 or after January 31, 2014) (the “Tranche I Closing Date”), at the offices of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed by the Parties; provided, that either Party has the right, for purposes of completing the assumption of the Tranche I Assumed Mortgages pursuant to Section 5.16 hereof, to extend the Tranche I Closing Date for such additional periods as are mutually agreed to by the Parties, in their sole and absolute discretion, provided, however, neither Party shall have the right to request any such extensions if such Party has intentionally delayed the completion of the assumption of the Tranche I Assumed Mortgages. Notwithstanding anything to the contrary in this Agreement, in the event either Party delivers written notice to the other Party on the date that is three days prior to the scheduled Tranche I Closing Date that despite such Party’s Commercially Reasonable Efforts it is (i) not able to obtain the required approvals to discharge the existing lien on the Kohl’s Elk Grove Property, and/or (ii) not able to obtain required Lender consent in connection with one or more Properties encumbered by the Assumed Mortgages (any such Properties, together with the Kohl’s Elk Grove Property, as applicable, the “Designated Properties”), in each case, prior to the Tranche I Closing Date, then (1) for purposes of this Agreement, the Designated Purchased Interests shall constitute Tranche II Purchased Interests, (2) the Tranche I Unallocated Purchase Price shall be decreased by an amount equal to the aggregate Adjustment Amounts of the Designated Properties with respect to the Designated Purchased Interests, and (3) the Tranche II Unallocated Purchase Price shall be increased by an amount equal to the aggregate Adjustment Amounts of the Designated Properties with respect to the Designated Purchased Interests.

(b) Tranche II Closing. The consummation of the transactions contemplated herein with respect to the Tranche II Purchased Assets shall occur on a Business Day designated by the Company following the satisfaction or waiver of all of the conditions to closing contained in Sections 7.02, 7.03, and 7.04 (other than those conditions that (i) by their nature are to be satisfied at the Tranche II Closing, but subject to the fulfillment or waiver of those conditions, or (ii) relate solely to the Tranche I Assets) or at such other time and date as the Parties may agree (but in no event prior to the Tranche I Closing Date or after the Outside Date) (the “Tranche II Closing Date”), at the offices of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed by the Parties.

(c) Closings. Notwithstanding anything to the contrary in this Agreement, the Parties agree that (i) with respect to the Tranche I Closing, the representations, warranties and covenants, including for the purposes of Sections 7.04(a) and 7.04(b), of the Seller Parties shall only apply to the Tranche I Purchased Entities and Tranche I Properties and (ii) with respect to the Tranche II Closing, the representations, warranties and covenants, including for the purposes of Sections 7.04(a) and 7.04(b), of the Seller Parties shall only apply to the Tranche II Purchased Entities and Tranche II Properties.

7.02 Conditions to each Party’s Obligations. The respective obligations of each Party to effect the Transactions will be subject to the satisfaction or waiver by Purchaser and the Seller Parties on or prior to the Respective Closing Date of the following conditions:

(a) Governmental and Regulatory Approvals. The consents, approvals and actions of, filings with, and notices to, any Governmental Entity set forth on Section 7.02(a) of the Disclosure Schedules shall have been obtained or made and remain in full force and effect.

(b) No Restraint. No preliminary or permanent injunction or Order issued by any court or other Governmental Entity of competent jurisdiction shall be in effect, or any proceeding brought by any Governmental Entity before a court of competent jurisdiction seeking any such injunction or Order be pending (collectively, “Restraints”), in each case with the effect of prohibiting or materially restricting the consummation of the Transactions taken as a whole.

7.03 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Transactions will be further subject to satisfaction on or prior to the Respective Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Seller Parties:

(a) Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of the Agreement and the Respective Closing Date as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, determined for purposes of this Section 7.03(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or Purchaser Material Adverse Effect.

(b) Performance of Covenants of Purchaser. Purchaser shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Respective Closing Date.

(c) Loan Assumption. The receipt of the necessary approvals by all beneficiaries, lenders and servicers under (i) the Applicable Assumed Loan Documents of the transfer to Purchaser of the Properties encumbered by the Applicable Assumed Mortgages and the assumption by Purchaser of the Applicable Assumed Mortgages pursuant to the Applicable Loan Assumption Documents in form and substance acceptable to the Company and to Purchaser in their commercially reasonable discretion, and (ii) solely as a condition to the Tranche II Closing, the Market Place Loan Documents of the transfer to Purchaser of the Market Place Property and the assumption by Purchaser of the Market Place Mortgage pursuant to assumption documents and the release of guarantors and indemnitors under the Market Place Loan Documents of the Seller Parties and their Affiliates (the “Market Place Loan Assumption Documents”) in form and substance acceptable to the Company and to Purchaser in their commercially reasonable discretion.

(d) Closing Deliveries. Purchaser shall have delivered to the Seller Parties the following:

(i) the Applicable Purchase Price by wire transfer of immediately available funds to one or more accounts designated by the Seller Parties;

(ii) executed As-Is Certificate and Agreement in the form of Exhibit D;

(iii) executed counterparts to an assignment and assumption agreement with respect to the Applicable Purchased Interests set forth on Exhibit E (the “Purchased Interest Assignment and Assumption Agreement”);

(iv) a certificate of Purchaser, dated as of the Respective Closing Date, and signed by an authorized officer of Purchaser, certifying that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied;

(v) solely as a condition to the Tranche II Closing, executed counterpart to the Assignment and Assumption Agreement with respect to the Lease with the Tenant at the Market Place Property in the form of Exhibit F (the “Lease Assignment and Assumption Agreement”);

(vi) executed counterparts to the Applicable Loan Assumption Documents, to effect the Lender consents and the other transactions contemplated by Section 5.16(a);

(xii) solely as a condition to the Tranche II Closing, executed counterparts to the Market Place Loan Assumption Documents, as may be reasonably required by the Market Place Lender, to effect the assumption of the Market Place Loan Documents by Purchaser and the other transactions contemplated by Section 5.16(b);

(viii) executed counterpart to the Mutual Release between the Company and the Applicable Purchased Entities in the form of Exhibit G (the “Mutual Release”); and

(ix) fully executed Tranche I Approved Closing Statement or Tranche II Approved Closing Statement, as applicable.

(e) Property Management Terminations. The Seller Parties shall have received fully executed termination agreements for the property management agreements with respect to the Tranche I Properties or the Tranche II Properties, as applicable, which property management agreements terminate prior to the Respective Closing Date all remaining responsibilities, obligations and liabilities of any of the Applicable Purchased Entities under such property management agreements.

(f) License Agreement. The Seller Parties shall have received a fully executed license agreement between Purchaser and The Inland Real Estate Group related to the use of the “Inland” name following the Respective Closing in a form mutually agreeable to the Company and Purchaser.

7.04 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions will be further subject to satisfaction on or prior to the Respective Closing Date of each of the following conditions precedent, any of which may be waived exclusively by Purchaser:

(a) Representations and Warranties of the Seller Parties. (i) Each of the representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all respects as of the date of the Agreement and the Respective Closing Date, as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of the such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, determined for purposes of this Section 7.04(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or a Material Adverse Effect (other than the representations in Section 3.06).

(b) Performance of Covenants of the Seller Parties. The Seller Parties shall have performed in all material respects all covenants (without regard, for purposes of this Section 7.04(b), to any materiality qualifications contained in such covenants) required to be performed by the Seller Parties under this Agreement on or prior to the Respective Closing Date.

(c) Loan Assumptions. The receipt of the necessary approvals by all beneficiaries, lenders and servicers under (i) the Applicable Assumed Loan Documents of the transfer to Purchaser of the Applicable Purchased Assets encumbered by the Applicable

Assumed Mortgages and the assumption by Purchaser of the Applicable Assumed Mortgages pursuant to the Applicable Loan Assumption Documents in form and substance acceptable to the Seller Parties and to Purchaser in their commercially reasonable discretion and (ii) solely as a condition to the Tranche II Closing, the Market Place Loan Documents of the transfer to Purchaser of the Market Place Property and the assumption by Purchaser of the Market Place Mortgage pursuant to the Market Place Loan Assumption Documents in form and substance acceptable to the Company and to Purchaser in their commercially reasonable discretion.

(d) Market Place Property Title Policy. Solely as a condition to the Tranche II Closing, the Title Company is irrevocably committed to issuing an ALTA Owner’s Extended Policy of Title Insurance written on Form 2006 with liability in the full amount of the Market Place Property Purchase Price insuring fee simple title to the Market Place Property in Purchaser, subject only to Permitted Encumbrances; provided, however, the sole responsibility of the Seller Parties to assist in causing this condition to be satisfied shall be to deliver the documents identified on Section 7.04(d) of the Disclosure Schedules.

(e) Ownership and Possession of the Purchased Entities.

(i) The Seller Parties shall hold 100% of the issued and outstanding limited liability company membership interests in each of the Purchased Entities, free and clear of all Liens (other than Liens described in clause (vi) of the definition of Permitted Encumbrances);

(ii) There shall be no other equity interests in any of the Purchased Entities other than the Purchased Interests;

(iii) Except for Inland Diversified Deer Park Deerwood Glen GP, L.L.C. and Inland Diversified Deer Park Deerwood Glen LP, L.L.C, the Purchased Entities and the Deerwood Limited Partnership, in the aggregate, shall have no assets other than the Properties set forth opposite its name on Exhibit B, together with all improvements located thereon and appurtenances thereunto belonging and the Purchased Entity Permits associated therewith;

(iv) The Properties shall be free and clear of all Liens other than Permitted Encumbrances;

(v) Inland Diversified Deer Park Deerwood Glen GP, L.L.C. and Inland Diversified Deer Park Deerwood Glen LP, L.L.C shall have no assets other than the equity interests in the Deerwood Limited Partnership; and

(v) The Purchased Entities, in the aggregate, shall have no employees.

(f) Purchase Options. The Seller Parties shall have either: (a) obtained valid waivers from the Tenants with respect to the Transactions of any options to purchase, rights of first refusal, rights of first offer or the like encumbering any of the Properties or the Tenants shall have failed to exercise their rights within the time periods provided in the respective Leases, or (b) in the event any Tenant exercises its option, provided Purchaser a Credit against the Purchase

Price on the Tranche I Approved Closing Statement or Tranche II Approved Closing Statement, as applicable, of the total proceeds paid or to be paid by such Tenant in connection with its acquisition of such Property. In the case of clause (b), neither party shall have any further rights or obligations under this Agreement with respect to such Property or the Purchased Interests in the Purchased Entity that owns such Property.

(g) Closing Deliveries. The Seller Parties shall have delivered to Purchaser the following:

(i) executed counterparts to the Purchased Interest Assignment and Assumption Agreement for the Applicable Purchased Interests;

(ii) a certificate of the Seller Parties, dated as of the Respective Closing Date, and signed by an authorized officer of each Seller Party, certifying that the conditions set forth in Sections 7.04(a) and 7.04(b) have been satisfied;

(iii) all minute books, ownership schedules or ledgers (or similar registries) and limited liability company records of the Applicable Purchased Entities in the possession of the Seller Parties;

(iv) a certificate signed by each Seller Party that such Seller Party is not a “foreign person” as defined in Section 1445 of the Code;

(v) Intentionally Omitted;

(vi) solely as a condition to the Tranche II Closing, executed Special Warranty Deed with respect to the Market Place Property in the form of Exhibit H (the “Deed”);

(vii) solely as a condition to the Tranche II Closing, executed counterpart to the Lease Assignment and Assumption Agreement;

(viii) solely as a condition to the Tranche II Closing, executed Bill of Sale with respect to the Market Place Property in the form of Exhibit I;

(ix) a certified copy of (a) the Articles of Organization (and any amendments thereto) of each of the Applicable Purchased Entities, and (b) a certificate of good standing for each of the Applicable Purchased Entities, dated no earlier than five (5) days prior to the Respective Closing;

(x) solely as a condition to the Tranche II Closing, executed Owner’s Affidavit with respect to the Market Place Property in the form of Exhibit J or such other form as may be agreed between Market Place Seller and the Title Company;

(xi) executed counterparts to the Applicable Loan Assumption Documents, to effect the Lender consents and the other transactions contemplated by Section 5.16(a);

(xii) solely as a condition to the Tranche II Closing, executed counterparts to the Market Place Loan Assumption Documents, as may be reasonably required by the Market Place Lender, to effect the assumption of the Market Place Loan Documents by Purchaser and the other transactions contemplated by Section 5.13(b);

(xiii) to the extent reasonably required by Purchaser, executed amendments to the operating agreements of the Applicable Purchased Entities to remove manager parties, in forms reasonably acceptable to Purchaser;

(xiv) evidence, in form and substance reasonably acceptable to Purchaser, of the complete pay-off by the Seller Parties at or prior to the Tranche I Closing of the Indebtedness set forth on Section 7.04(g)(xiv) of the Disclosure Schedules, it being acknowledged and agreed that the Seller Parties are permitted to use proceeds from the Tranche I Purchase Price for such purposes;

(xv) executed counterparts to the Mutual Release executed by the Seller;

(xvi) evidence of termination at or prior to the Respective Closing of all property management or advisory agreements with respect to the Applicable Properties, in form reasonably acceptable to Purchaser;

(x) evidence of assignment to Purchaser of Great American E&S Insurance Hobbes, Policy Number: PEL394904600 (which policy shall identify the Company as an additional insured); and

(xi) fully executed Tranche I Approved Closing Statement or Tranche II Approved Closing Statement, as applicable.

ARTICLE VIII

TERMINATION; DEFAULT AND REMEDIES

8.01 Termination. This Agreement may be terminated at any time prior to the Respective Closing Date by delivery of written notice of such termination to the other Parties:

(a) by mutual written consent of Purchaser and the Seller Parties;

(b) by Purchaser or the Seller Parties, if any Restraint having the effects set forth in Section 7.02(b) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint; and provided further that a material failure by the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) to fulfill any obligation under this Agreement shall not have been a principal cause of, or resulted in, the imposition of such Restraint;

(c) by either Purchaser, on the one hand, or the Seller Parties, on the other hand, if the Tranche II Closing shall not have occurred on or prior to April 30, 2014 (the “Outside Date”), provided, (i) that either Party has the right, for purposes of completing the assumption of the Tranche II Assumed Mortgages pursuant to Section 5.16 hereof, to extend the Tranche II Closing Date for (1) up to 30 days, by delivering to the other Party, at least five Business Days prior to the expiration of the scheduled Tranche II Closing Date, a written election to such effect setting forth the new Tranche II Closing Date, and (2) such additional periods as are mutually agreed to by the Parties, in their sole and absolute discretion, provided, however, neither Party shall have the right to request any such extensions if such Party has intentionally delayed the completion of the assumption of the Tranche II Assumed Mortgages, and (ii) that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any Party whose failure to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, has been the cause of, or resulted in, the failure of the Tranche II Closing to occur on or prior to the Outside Date;

(d) by the Seller Parties, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Respective Closing Date (A) would result in the failure of any of the conditions set forth in Section 7.02 or 7.03 and (B) cannot be cured or waived by the Outside Date; provided, the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available if the Seller Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause the conditions set forth in Sections 7.02 or 7.04 not to be satisfied; or

(e) by Purchaser, if the Seller Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Respective Closing Date (A) would result in the failure of any of the conditions set forth in Section 7.02 or 7.04 and (B) cannot be cured or waived by the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available if Purchaser shall have breached in any material respect its obligations under this Agreement so as to cause any of the conditions set forth in Sections 7.02 or 7.03 not to be satisfied.

8.02 Effect of Termination. In the event of termination of this Agreement by either the Seller Parties or Purchaser as provided in Section 8.01, this Agreement will become void and have no further effect, without any liability or obligation on the part of Purchaser or the Seller Parties, no Party shall have any further rights or obligations hereunder (other than Sections 5.05 and 8.03, this Section 8.02 and Article IX, which provisions shall survive such termination along with any other provisions of this Agreement which by their terms expressly survive such termination).

8.03 Defaults and Remedies.

(a) Notwithstanding anything to the contrary contained in this Agreement, the right of Purchaser to (i) terminate this Agreement in accordance with Section 8.01, or (ii) seek specific performance of the Seller Parties’ obligations under this Agreement, subject to the terms of Section 9.10, shall be Purchaser’s sole and exclusive remedy for any and all losses or damages of any nature against the Seller Parties and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing with respect to any breach of or failure to perform under this Agreement by the Seller Parties.

(b) Notwithstanding anything to the contrary contained in this Agreement, the right of the Seller Parties to (i) terminate this Agreement in accordance with Section 8.01, or (ii) seek specific performance of Purchaser’s obligations under this Agreement, subject to the terms of Section 9.10, shall be the Seller Parties’ sole and exclusive remedy for any and all losses or damages of any nature against Purchaser and its former, current and future directors, officers, employees, agents, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing with respect to any breach of or failure to perform under this Agreement by Purchaser.

ARTICLE IX

GENERAL PROVISIONS

9.01 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the Parties.

9.02 Extension; Waiver. At any time prior to the Respective Closing Date, the Parties may by mutual agreement (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of any Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements, covenants or conditions of any Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by all Parties. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

9.03 Seller Representative. The Company (or its successors or assigns) (together with such successors or assigns, the “Seller Representative”) is hereby authorized and appointed to act for and on behalf of any or all of the Seller Parties in connection with this Agreement and all transactions contemplated hereby. The Seller Parties hereby agree that Purchaser shall be entitled to deliver notices solely to the Seller Representative and that Purchaser shall be required to respond to notices received from or elections made by the Seller Representative on behalf of the various Seller Parties. Purchaser may rely upon the authority of the Seller Representative to act on behalf of the Seller Parties without any inquiry.

9.04 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including a writing delivered by facsimile transmission) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a .pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

if to the Seller Parties and/or Seller Representative, to:

Inland Diversified Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois, 60523

Attention: Barry Lazarus

Fax: (630) 218-2513

Email: blazarus@inlandgroup.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Jason W. Goode and Allison M. Ryan

Fax: 404-253-4777

Email: jason.goode@alston.com and allison.ryan@alston.com

with a copy (which shall not constitute notice) to:

Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois, 60523

Attention: Cathleen Hrtanek

Fax: (630) 218-4900

Email: chrtanek@inlandgroup.com

if to Purchaser to:

Realty Income Corporation

600 La Terraza Boulevard

Escondido, CA 92025

Attention: Legal Department

Fax: (760) 7412235

9.05 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule such reference will be to a Section, Exhibit or Disclosure Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which such Party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

9.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Disclosure Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the Parties and their respective Affiliates and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in full force and effect in all respects. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchased Entities shall have any liability for any obligations or liabilities of the Seller Parties under this Agreement or agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the Transactions.

9.08 Governing Law. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

9.09 Assignment; Binding Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 9.09 shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser shall have the right to designate one or more Affiliates to take title to any or all of the Purchased Assets by notice to the Seller Parties given at least ten Business Days prior to the Respective Closing; provided that (i) there is no increase in the costs borne by the Seller Parties under Sections 1.04(h) or 9.12, (ii) no such assignment shall release Purchaser from its obligations hereunder, and (iii) no additional third party consents shall be required.

9.10 Enforcement.

(a) Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event of a breach or failure to perform under this Agreement, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. In addition, each Party (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient forum, and agrees not to plead or claim the same.

(b) Timely Action. Notwithstanding anything herein to the contrary, as a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such an action within 30 days after Purchaser’s knowledge of the occurrence of the actual or alleged breach or failure to perform under this Agreement by a Seller Party. Purchaser agrees that its failure to timely commence such an action for specific performance within such 30 day period shall be deemed a waiver by it of its right to commence an action for injunctive relief or specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Purchased Assets.

(c) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO JURY TRIAL IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10(c).

9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

9.12 Expenses. Except as provided in this Section 9.12, or in Sections 1.04(h), 3.19, 5.08, 5.10, 5.16, 5.17 or as otherwise specifically provided for in this Agreement, each Party will bear its own costs and expenses related to the negotiation and execution of this Agreement, and obtaining third party consents to the performance of such Party’s obligations under this Agreement. Purchaser will be responsible for all fees and costs of any financial advisor to Purchaser and for own attorney fees or expenses in connection with the loan assumptions set forth in Section 5.16, excluding, however, any outside attorneys fees incurred by Purchaser in connection with any legal opinions required by the Lenders. Purchaser will be responsible for all of its own diligence costs and inspection fees, including the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews.

9.13 Further Assurances. The Parties agree that, from time to time, whether before, at or after the Respective Closing Date, each of them will execute and deliver such further instruments of conveyance (including conveyance of all of parcels of land associated with each of the Properties to the extent not otherwise directly or indirectly conveyed in connection with the Respective Closing) and transfer and take such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement.

9.14 Limitation on Representations and Warranties; Survival of Representations and Warranties; Releases.

(a) Representations and Warranties Deemed Modified; Survival.

(i) Notwithstanding anything to the contrary contained in this Agreement, the Seller Parties’ representations and warranties shall be automatically modified without any action or acknowledgment by Purchaser or the Seller Parties, without being deemed to be a default by the Seller Parties and without resulting in Purchaser having the right to terminate this Agreement, to the extent of the inaccuracy or breach of any representation or warranty of a Seller Party hereunder, to the extent such inaccuracy or breach (1) is actually known by Purchaser or its Representatives prior to the date hereof, (2) is included in, or discoverable by review of, the Leases or any other due diligence materials actually delivered to or made available for review by Purchaser prior to the date hereof, including the Data-Room, (3) arises due to an act by a Seller Party not prohibited by this Agreement, (4) arises due to an act required to be taken by a

Seller Party pursuant to this Agreement, (5) arises from the act or omission of Purchaser or its Representatives, or (6) arises from an act or omission that was consented to by Purchaser in writing.

(ii) None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive each Respective Closing. The covenants to be performed prior to or at the Respective Closing shall terminate at the Respective Closing. Notwithstanding the foregoing, this Section 9.14(a) shall not limit any covenant or agreement of the Parties that by its terms contemplates performance or survival after the Respective Closing.

(b) Purchaser Release.

(i) Purchaser, for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, any Seller Party with respect to any and all Actions, Liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any Action brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with this Agreement, any Purchased Interest or Purchased Entity, or any Property or any portion thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof. Purchaser expressly waives the benefits of any provision or principle of Law or regulation that may limit the scope or effect of the foregoing waiver and release.

(ii) This Section 9.14(b) shall survive each Respective Closing indefinitely.

BY INITIALING BELOW, PURCHASER ACKNOWLEDGES THAT (i) THIS SECTION 9.14 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) PURCHASER HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) PURCHASER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 9.14.

/s/ SR
PURCHASER’S INITIALS

(c) Seller Release.

(i) each of the Seller Parties, for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, Purchaser or any Affiliate of Purchaser with respect to any and all Actions, Liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any Action brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, that may arise on account of or in any way be connected with this Agreement, any Purchased Interest or Purchased Entity, or any Property or any portion thereof. Each Seller Party expressly waives the benefits of any provision or principle of Law or regulation that may limit the scope or effect of the foregoing waiver and release.

(ii) This Section 9.14(c) shall survive each Respective Closing indefinitely.

BY INITIALING BELOW, EACH SELLER PARTY ACKNOWLEDGES THAT (i) THIS SECTION 9.14 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) IT HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) IT HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 9.14.

/s/ BLL
COMPANY’S INITIALS

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

THE SELLER PARTIES:

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
Barry L. Lazarus, President

INLAND DIVERSIFIED CUMMING MARKET PLACE, L.L.C.

By:	Inland Diversified Cumming Market Place Member, L.L.C., its sole member

	By:	Inland Diversified Cumming Market Place Member II, L.L.C., its managing member

		By:	Inland Diversified Real Estate Trust, Inc., its sole member

By:	/s/ Barry L. Lazarus
Barry L. Lazarus, President

PURCHASER:

REALTY INCOME CORPORATION

By:	/s/ Sumit Roy
Name:	Sumit Roy
Title:	Chief Investment Officer

EXHIBIT A

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein:

“Action” means any action, suit, claim, complaint, demand, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or investigation by any Person.

“Adjustment Amount” means, with respect to any Property, the amount set forth on Exhibit B under the column titled “Purchase Price.”

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that, directly or indirectly, owns more than 10% of any class of capital stock or other equity interest of such Person and (ii) any officer, director, trustee or beneficiary of such Person.

“Affiliate Contract” shall have the meaning set forth in Section 3.16.

“Agreement” means this Purchase and Sale Agreement by and among Purchaser and the Seller Parties.

“Applicable Adjustment Time” shall have the meaning set forth in Section 1.04(a).

“Applicable Assumed Loan Documents” shall mean, with respect to the Tranche I Closing, the Tranche I Assumed Loan Documents, and, with respect to the Tranche II Closing, the Tranche II Assumed Loan Documents.

“Applicable Assumed Mortgages” shall mean, with respect to the Tranche I Closing, the Tranche I Assumed Mortgages, and, with respect to the Tranche II Closing, the Tranche II Assumed Mortgages.

“Applicable Closing Statement” shall have the meaning set forth in Section 1.04(g)(iii).

“Applicable Loan Assumption Documents” shall mean, with respect to the Tranche I Closing, the Tranche I Loan Assumption Documents and, without respect to the Tranche II Closing, the Tranche II Loan Assumption Documents.

“Applicable Purchase Price” shall mean, with respect to the Tranche I Closing, the Tranche I Purchase Price, and, with respect to the Tranche II Closing, the Tranche II Purchase Price.

“Applicable Purchased Assets” shall mean, with respect to the Tranche I Closing, the Tranche I Purchased Interests, and, with respect to the Tranche II Closing, the Tranche II Purchased Assets.

“Applicable Purchased Entities” shall mean, with respect to the Tranche I Closing, the Tranche I Purchased Entities, and, with respect to the Tranche II Closing, the Tranche II Purchased Entities.

“Applicable Purchased Interests” shall mean, with respect to the Tranche I Closing, the Tranche I Purchased Interests, and, with respect to the Tranche II Closing, the Tranche II Purchased Interests.

“Assumed Insurance Policies” shall have the meaning set forth in Section 5.15.

“Assumed Loan Documents” shall have the meaning set forth in Section 5.16(a).

“Assumed Mortgages” shall have the meaning set forth in Section 5.16(a).

“Bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

“Casualty” shall have the meaning set forth in Section 6.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving the contemplated result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, that a Party’s commercially reasonable efforts shall not be deemed to include causing any action to be taken that is beyond such Party’s authority under the Organizational Documents of any applicable entity.

“Company” shall have the meaning set forth in the Recitals.

“Condemnation” shall have the meaning set forth in Section 6.01.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of August 28, 2013 between Purchaser and the Company, as it may be amended from time to time.

“Contract” means any written agreement, contract, instrument, lease or sublease (including any lease or sublease of real property), license, franchise, trust, note, bond, deed, mortgage, indenture, sale or purchase order, delivery order, change order, understanding, arrangement, commitment, obligation, promise or undertaking of any kind that is legally binding (but excluding any Licenses and Permits).

“Data-Room” means that certain electronic data-site maintained by Intralinks in connection with the Transaction as in effect at on the date hereof.

“Deed” shall have the meaning set forth in Section 7.04(c)(vi).

“Deerwood Limited Partnership” means Inland Diversified Deer Park Deerwood Glen Limited Partnership, a Texas limited partnership.

“Delinquent Rent” shall have the meaning set forth in Section 1.04(b)(ii).

“Designated Properties” shall have the meaning set forth in Section 7.01(a).

“Designated Purchased Interests” means, collectively, the Purchased Interests in each Purchased Entity that owns any Designated Property, including, if applicable, the Kohl’s Elk Grove Purchased Interests.

“Disclosure Schedules” means the disclosure schedules, with numbering corresponding to the numbering of this Agreement, delivered by the Seller Parties to Purchaser in connection with the execution and delivery of this Agreement.

“Discount Percentage” shall have the meaning set forth in Section A-1 of the Disclosure Schedules.

“Due Diligence” shall have the meaning set forth in Section 2.01.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Environmental Reports” shall have the meaning set forth in Section 3.09(a).

“Existing Guarantor” shall have the meaning set forth in Section 5.16(a).

“Existing Market Place Guarantor” shall have the meaning set forth in Section 5.16(b).

“Fixed Rent” shall have the meaning set forth in Section 1.04(b)(i).

“GAAP” means the United States of America generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Materials” means: (i) those substances listed in, defined in or regulated under any Environmental Law as a “hazardous substance,” “hazardous waste,” or “pollutant or contaminant,” including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Water Pollution Control Act (known as the Clean Water Act), the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, mold, methane, asbestos and radon, and (iv) any material or substance which is defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “pollutant or contaminant,” or “hazardous material,” by any local or state law.

“Impermissible Liens” means, with respect to each Purchased Asset and each Property, all monetary Liens of any kind or nature encumbering Purchased Asset(s) or the Property(ies) (including, without limitation, (A) mechanics and materialmens liens or claims thereof, (B) any loans or other amounts secured by the Non-Assumed Mortgages, (C) any liens or encumbrances that secure obligations for borrowed money, (D) any and all Indebtedness of each Purchased Asset, and (E) any exceptions or encumbrances to title which are created by or through Seller after the Effective Date), excluding the Assumed Mortgages and the Permitted Encumbrances.

“Indebtedness” shall mean, with respect to any Person and without duplication (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v)

all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing, and excluding any Permitted Encumbrances.

“Knowledge of the Seller Parties” (or words of similar import) means the actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Section A-2 of the Disclosure Schedules, after reasonable inquiry. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by the Seller Parties being or becoming untrue, inaccurate or incomplete in any respect.

“Kohls Elk Grove Property” means the Property located at 8810 Calvine Road, Elk Grove, California.

“Kohls Elk Grove Purchased Interest” means the Purchased Interests in the Purchased Entity that owns the Kohl’s Elk Grove Property.

“Laws” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Entity.

“Leases” means all leases, subleases, tenancy and occupancy agreements with respect to any of the Properties or any portion thereof.

“Lenders” shall have the meaning set forth in Section 5.16(a).

“Liabilities” means all debts, liabilities or obligations including all costs and expenses relating thereto.

“Licenses and Permits” means, collectively, all licenses, registrations, franchises, permits, concessions, Orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Purchased Entities, together with all renewals and modifications thereof.

“Liens” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (provided that it does not include any restrictions on the transfer of securities arising under federal or state securities laws).

“Line of Credit” means that certain First Amended and Restated Credit Agreement by and among the Company, KeyBank National Association and the other parties thereto dated as of November 1, 2012, as amended as of November 30, 2012.

“Loan Assumption Documents” shall have the meaning set forth in Section 7.03(d).

“Losses” means all losses, liabilities, obligations, costs, damages (excluding indirect, consequential, incidental, special and/or punitive damages) and expenses (including the cost of investigation and defense and reasonable attorneys’ fees).

“Market Place Lender” shall have the meaning set forth in Section 5.16(b).

“Market Place Loan Assumption Documents” shall have the meaning set forth in Section 7.03(d).

“Market Place Loan Documents” shall have the meaning set forth in Section 5.16(b).

“Market Place Mortgage” shall have the meaning set forth in Section 5.16(b).

“Market Place Property” shall mean all of Seller’s right, title and interest in and to:

(1) Real Property. All of the real property located at 1615 Market Place Boulevard, Cumming, Georgia as more particularly described on Section A-3 of the Disclosure Schedules (the “Land”), together with (A) all improvements and fixtures located thereon, including all buildings, structures, and systems and facilities used to provide any utility service or other service thereto (the “Improvements”), (B) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral, oil and gas rights, development rights, air and water rights, and (C) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively with the Land and Improvements, the “Real Property”);

(2) Leases. All tenant leases in effect with respect to space at the Real Property, any guaranties thereof, and all amendments and modifications thereof;

(3) Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by the Market Place Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property, subject to the exclusions set forth below; and

(4) Intangible Personal Property. To the extent assignable, all intangible personal property, if any, owned by the Market Place Seller and related to the Real Property, including any trade names and trademarks associated with the Real Property; any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any contracts pertaining to the maintenance and operation of the Real Property, including all service and maintenance agreements not otherwise required to be terminated hereunder and equipment leases assigned pursuant to the terms hereof; and any governmental permits, approvals and licenses (including any pending applications) subject to the exclusions set forth below.

(5) Excluded Property. The following are excluded from the definition of Market Place Property and are not included in the sale to Purchaser: (A) any items of personal property owned by tenants of the Market Place Property, (B) any items of personal property in the Market Place Seller’s property management office, if any, located on the Real Property as identified on Section A-3 of the Disclosure Schedules, (C) proprietary computer software, systems and equipment used in connection with the operation or management of the Market Place Property as identified on Section A-3 of the Disclosure Schedules and any right, title and interest in any website or domain names maintained by the Market Place Seller with respect to the Market Place Property; provided, that Purchaser shall receive copies of and have the right to use all information and other content on such websites pertaining to the Market Place Property, including all advertising materials, photographs of the Market Place Property, and data; (D) utility deposits and deposits with governmental and quasi-governmental authorities; and (E) except as otherwise expressly provided herein, non-refundable tenant deposits including cleaning fees.

“Market Place Property Purchase Price” shall mean an amount equal to the Adjustment Amount for the Market Place Property.

“Market Place Seller” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that will, or would reasonably be expected to (i) prevent or materially impair the ability of the Seller Parties to timely perform their obligations under this Agreement or to consummate the Transactions, or (ii) have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Purchased Entities or the Properties, taken as a whole, provided, that for purposes of clause (ii) “Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes that affect the commercial real estate industry generally, (B) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the transactions contemplated hereby, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of Purchaser, (G) earthquakes, hurricanes, floods or other natural disasters, or (H) changes in Law or GAAP (or the interpretation thereof), which in the case of each of clauses (A), (B), (C), (D) and (F) do not disproportionately affect the Purchased Entities, taken as a whole, relative to others in the commercial real estate industry in the United States, and in the case of clause (G), do not disproportionately affect the Purchased Entities, taken as a whole, relative to others in the commercial real estate industry in the geographic regions in which the Purchased Entities operate.

“Material Contracts” shall have the meaning set forth in Section 3.11(a).

“Non-Assumed Mortgages” shall have the meaning set forth in Section 5.16(a).

“Order” means a judgment, order or decree of any Governmental Entity.

“Organizational Documents” means, as to any Person, its (i) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Other Income” shall have the meaning set forth in Section 1.04(b)(i).

“Outside Date” shall have the meaning set forth in Section 8.01(c).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permitted Encumbrances” shall mean:

(i)	all unpaid personal property, real estate and excise Taxes, and all water, sewer, utility, trash and other similar charges, in each case that are (A) not yet due and payable as of the Closing Date, or (B) being contested in good faith by the owner of such Property and have been paid (it being understood that such items may be subject to apportionment or adjustment at the Closing as provided herein);

(ii)	the rights of the Tenants pursuant to Leases now in effect or which may be in effect on the Closing Date;

(iii)	any Liens or other matter of record revealed by the title policies made available to Purchaser in the Data Room on or prior to the date hereof, excluding all Impermissible Liens, other than the Liens referenced in clauses (i) and (viii) of this definition of “Permitted Encumbrances”;

(iv)	all easements, rights of way, non-monetary encumbrances, covenants, restrictions, obligations and liabilities that appear of record as of the date of this Agreement;

(v)	all matters that an accurate survey of the Property or a physical inspection of the Property would disclose;

(vi)	all matters created or caused by or on behalf of, or with the written consent of, Purchaser, any Purchaser Affiliate, or any Purchaser Representative;

(vii)	all Laws, including all environmental, building and zoning restrictions affecting such Property or the ownership, use or operation thereof adopted by any Governmental Entity having jurisdiction over such Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect after the date hereof with respect to such Property;

(viii)	any Liens of mechanics, materialmen, contractors, consultants, or other workmen or suppliers for labor and/or material provided to or for the benefit of the Property for or on behalf of any Tenant, to the extent such Liens encumber such Tenant’s leasehold interest only and are fully reimbursable by a Tenant, or are Liens for which a Tenant has an obligation to indemnify under a Lease;

(ix)	the Assumed Mortgages and the Market Place Mortgage; and

(x)	all other documents and matters listed or referred to on Section 3.04 of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.09.

“Present Fair Salable Value” shall have the meaning set forth in Section 4.05.

“Price Adjustment” shall have the meaning set forth in Section 1.02(b).

“Property” or “Properties” shall have the meaning set forth in the Recitals.

“Property Transfer Costs” means all title, transfer and closing costs and expenses associated with the Transfer of the Market Place Property including (i) costs related to the preparation of the title commitment, (ii) premiums for extended owners title policies and customary endorsements, (iii) recording and/or registration fees, if any, (iv) escrow fees, and (v) all other customary closing costs and charges; provided, that Property Transfer Costs shall not include the Loan Assumption Fees or Purchaser’s attorney fees incurred in connection with the Transfer of the Properties.

“Proration Items” shall have the meaning set forth in Section 1.04(a).

“Purchase Price” shall have the meaning set forth in Section 1.02(c).

“Purchased Assets” shall have the meaning set forth in Section 1.02(a).

“Purchased Entities” shall have the meaning set forth in the Recitals.

“Purchased Entity Permits” shall have the meaning set forth in Section 3.15(a).

“Purchased Interest Assignment and Assumption Agreement” shall have the meaning set forth in Section 7.03(f)(iii).

“Purchased Interests” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that would reasonably be expected to materially adversely affect the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the Transactions

“Purchaser Representatives” shall have the meaning set forth in Section 2.01(b).

“Purchaser’s Knowledge” (or words of similar import) means the actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Section A-4 of the Disclosure Schedules, after reasonable inquiry. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto.

“Rent” shall have the meaning set forth in Section 1.04(b)(ii).

“Replacement Guarantor” shall have the meaning set forth in Section 5.16(a).

“Replacement Market Place Guarantor” shall have the meaning set forth in Section 5.16(b).

“Representatives” means the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives of a Person.

“Respective Closing” means, (i) with respect to the Tranche I Purchased Interests and the other Tranche I Assets, the Tranche I Closing, and (ii) with respect to the Tranche II Purchased Assets and the other Tranche II Assets, the Tranche II Closing.

“Respective Closing Date” means, (i) with respect to the Tranche I Purchased Interests and the other Tranche I Assets, the Tranche I Closing Date, and (ii) with respect to the Tranche II Purchased Assets and the other Tranche II Assets, the Tranche II Closing Date.

“Restraint” or “Restraints” shall have the meaning set forth in Section 7.02(b).

“Retained Entity” shall have the meaning set forth in Section 6.04.

“Retained Property” shall have the meaning set forth in Section 6.04.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” shall have the meaning set forth in the Preamble.

“Seller Representative” shall have the meaning set forth in Section 9.03.

“Solvent” shall have the meaning set forth in Section 4.05.

“Straddle Tax Periods” shall have the meaning set forth in Section 5.09.

“Tax” or “Taxes” shall mean any and all federal, state or local income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated, including any interest, penalty, or addition thereto, whether disputed or not

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Impound Account” shall have the meaning set forth in Section 1.04(c)(iii).

“Tax Return” or “Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Tax Authority.

“Tenants” means all Persons occupying or entitled to possession or use of any portion of any Property pursuant to a Lease.

“Title Company” shall mean Fidelity National Title Group, 5565 Glenridge Connector, Suite 300, Atlanta, GA 30342, Attn: Andrew McGarry, 678-460-2400, email: andy.mcgarry@fntg.com.

“Total Loss” means the destruction, damage, casualty or condemnation (or sale in lieu of condemnation) of a Property, the effect of which results in the termination of the applicable Lease, or the right of the Tenant to terminate, which right has not expired or been waived.

“Tranche I Approved Closing Statement” shall have the meaning set forth in Section 1.04(a).

“Tranche I Assets” means, each individually and collectively, the Tranche I Purchased Entities, the Tranche I Purchased Interests and the Tranche I Properties.

“Tranche I Assumed Loan Documents” shall have the meaning set forth in Section 5.16(a).

“Tranche I Assumed Mortgages” shall have the meaning set forth in Section 5.16(a).

“Tranche I Closing” means the closing of the Tranche I Transactions.

“Tranche I Closing Date” shall have the meaning set forth in Section 7.01(a).

“Tranche I Closing Statement” shall have the meaning set forth in Section 1.04(g)(ii).

“Tranche I Estimated Closing Statement” shall have the meaning set forth in Section 1.04(g)(ii).

“Tranche I Loan Assumption Documents” shall mean the assumption documents and the release of guarantors and indemnitors entered into in connection with the Tranche I Assumed Loan Documents.

“Tranche I Properties” shall have the meaning set forth in the Recitals.

“Tranche I Purchase Price” shall have the meaning set forth in Section 1.02(b).

“Tranche I Purchased Entities” shall have the meaning set forth in the Recitals.

“Tranche I Purchased Interests” shall have the meaning set forth in the Recitals.

“Tranche I Transactions” means the sale and purchase of the Tranche I Purchased Interests and the performance of the related covenants and agreements contemplated by this Agreement.

“Tranche I Unadjusted Purchase Price” shall have the meaning set forth in Section 1.02(a).

“Tranche II Assets” means, each individually and collectively, the Tranche II Purchased Entities, the Tranche II Purchased Interests, the Tranche II Properties and the Market Place Property.

“Tranche II Assumed Loan Documents” shall have the meaning set forth in Section 5.16(a).

“Tranche II Assumed Mortgages” shall have the meaning set forth in Section 5.16(a).

“Tranche II Approved Closing Statement” shall have the meaning set forth in Section 1.04(a).

“Tranche II Closing” means the closing of the Tranche II Transactions.

“Tranche II Closing Date” shall have the meaning set forth in Section 7.01(b).

“Tranche II Closing Statement” shall have the meaning set forth in Section 1.04(g)(iii).

“Tranche II Estimated Closing Statement” shall have the meaning set forth in Section 1.04(g)(iii).

“Tranche II Loan Assumption Documents” shall mean the assumption documents and the release of guarantors and indemnitors entered into in connection with the Tranche II Assumed Loan Documents.

“Tranche II Properties” shall have the meaning set forth in the Recitals.

“Tranche II Purchase Price” shall have the meaning set forth in Section 1.02(c).

“Tranche II Purchased Assets” means the Tranche II Purchased Interests and the Market Place Property.

“Tranche II Purchased Entities” shall have the meaning set forth in the Recitals.

“Tranche II Purchased Interests” shall have the meaning set forth in the Recitals.

“Tranche II Transactions” means the sale and purchase of the Tranche II Purchased Assets and the performance of the related covenants and agreements contemplated by this Agreement.

“Tranche II Unadjusted Purchase Price” shall have the meaning set forth in Section 1.02(a).

“Transactions” means, as applicable, each individually and collectively, the Tranche I Transactions and the Tranche II Transaction.

“Transfer” means to sell, transfer, convey and assign or cause to be sold, transferred, conveyed or assigned.

“Transfer Costs” means: (i) the Property Transfer Costs, and (ii) the excise, recording, deed, imposed transfer tax, controlling interest transfer tax, real estate excise tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Purchased Assets under applicable Law.

“Unadjusted Purchase Price” shall have the meaning set forth in Section 1.02(a).

“Updated Disclosure Schedules” means the disclosure schedules, with numbering corresponding to the numbering of this Agreement, delivered by the Seller Parties to Purchaser in connection with the execution and delivery of this Agreement, updated to reflect any changes that have occurred between the execution of this Agreement and the date that is fifteen (15) days before Closing.

“Updated NOI Verification” shall have the meaning set forth in Section 1.02(a).